SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934, as amended (Amendment No. __)

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/   /     Preliminary Proxy Statement
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/X/     Definitive Proxy Statement
/   /     Definitive Additional Materials
/   /     Soliciting Material underss. 240.14a-12

PFIZER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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Pfizer Inc.

Notice of Annual Meeting

of Shareholders and

Proxy Statement

March 12, 2004

HOW TO VOTE

Your vote is important. Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Pfizer stock, as well as a form of personal identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. Please see the “Annual Meeting Admission” section of this Proxy Statement for further details.

REDUCE MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of our Annual Review, Financial Report and Proxy Statement. Please see the “Householding Information” section of this Proxy Statement for more information on this important shareholder program.

Shareholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. Please see the “Electronic Delivery of Proxy Statement, Annual Review and Financial Report” section of this Proxy Statement for more information on electronic delivery of proxy materials.

PFIZER INC
235 East 42nd Street
New York, NY 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Standard Time on Thursday, April 22, 2004
PLACE	The Ritz-Carlton 100 Carondelet Plaza St. Louis, Missouri 63105
WEBCAST	A Webcast of our Annual Meeting will be available on our Website at www.pfizer.com starting at 10:00 a.m., Central Standard Time (11:00 a.m. Eastern Standard Time) on April 22, 2004. An archived copy of the Webcast also will be available on our Website through the end of April. Information included on our Website, other than our Proxy Statement and form of proxy, is not a part of the proxy soliciting material.
ITEMS OF BUSINESS	• To elect fifteen members of the Board of Directors, each for a term of one year.
• To approve the appointment of KPMG LLP as our independent auditor for the 2004 fiscal year.
• To approve the Pfizer Inc. 2004 Stock Plan.
• To consider seven shareholder proposals, if presented at the Meeting.
• To transact such other business as may properly come before the Meeting and any adjournment or postponement.
RECORD DATE	You can vote if you are a shareholder of record on February 27, 2004.
ANNUAL REVIEW AND FINANCIAL REPORT
This year, our annual report to shareholders consists of two booklets: the 2003 Annual Review and the 2003 Financial Report. These booklets, which are not a part of the proxy soliciting material, are enclosed. They may also be accessed through our Website at www.pfizer.com.
PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card. Most shareholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy at any time prior to its exercise at the Meeting by following the instructions in the accompanying Proxy Statement.
March 12, 2004	Margaret M. Foran Vice President-Corporate Governance and Secretary

Pfizer Inc. 235 East 42nd Street New York, New York 10017

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc. (“Pfizer,” the “Company,” “we,” or “us”), a Delaware corporation, of proxies to be voted at our 2004 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on April 22, 2004, beginning at 10:00 a.m., Central Standard Time. The Meeting will be held at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri 63105. See the inside back cover of this Proxy Statement for directions.

Shareholders will be admitted to the Annual Meeting beginning at 9:00 a.m., Central Standard Time. Seating will be limited.

The Ritz-Carlton is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. Please mail your request to the address noted below under “Annual Meeting Admission.”

This Proxy Statement, form of proxy and voting instructions are being mailed starting March 12, 2004.

Annual Meeting Admission

An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Pfizer stock, to:

Pfizer Shareholder Services
235 East 42nd Street, 7th Floor
New York, NY 10017

Shareholders also must present a form of personal identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Webcast of the Annual Meeting

Our Annual Meeting also will be Webcast on April 22, 2004. You are invited to visit www.pfizer.com at 10:00 a.m., Central Standard Time (11:00 a.m., Eastern Standard Time), on April 22, 2004, to view the Webcast of the Meeting. An archived copy of the Webcast also will be available on our Website through the end of April.

Shareholders Entitled to Vote

Holders of Pfizer common stock at the close of business on February 27, 2004, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 7,625,056,017 shares of common stock outstanding and entitled to vote. In addition, shares of the Company’s Preferred Stock having votes equivalent to 13,639,078 shares of common stock were held by one of the Company’s employee benefit plan trusts. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Your vote is important. You can save us the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. (Please note: If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)

If you vote by telephone or on the Internet you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. on April 21, 2004.

Vote by Telephone

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

Vote on the Internet

You also can choose to vote on the Internet. The Website for Internet voting is www.eproxyvote.com/pfe. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Vote by Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to EquiServe Trust Company, N.A. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Pfizer Inc., c/o EquiServe Trust Company N.A., P.O. Box 8923, Edison, New Jersey 08818-9266.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Consolidation of Your Vote

You will receive only one proxy card for all the shares you hold:

•	In certificate form
•	In book-entry form
•	In book-entry form in the Pfizer Shareholder Investment Program and if you are a Pfizer employee:

•	In the Pfizer Savings Plan
•	In the Pharmacia Savings Plan
•	In the Pfizer Inc. Employee Benefit Trust.

If you are a U.S. Pfizer employee who currently has outstanding stock options, you are entitled to give voting instructions on a portion of the shares held in the Pfizer Inc. Employee Benefit Trust (the Trust). Your proxy card will serve as a voting instruction card for the trustee.

If you do not vote your shares or specify your voting instructions on your proxy card, the administrators of the Pfizer Savings Plan and of the Pharmacia Savings Plan (collectively, the Plans) or the trustee of the Trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee of the Trust and the administrators of the Plans, your voting instructions must be received by April 19, 2004.

If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator.

If you are a beneficial shareholder you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Review, Financial Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Annual Review, Financial Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, EquiServe Trust Company, N.A. (in writing: P.O. Box 43069, Providence, Rhode Island 02940-3069; by telephone: in the U.S., 1-800-733-9393; outside the U.S., Puerto Rico and Canada
1-781-575-4591.)

If you participate in householding and wish to receive a separate copy of the 2003 Annual Review and the 2003 Financial Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact EquiServe as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

Required Vote

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors and the approval of KPMG LLP as our independent auditor even if the broker does not receive voting instructions from you. Under the New York Stock Exchange rules, your broker may not vote your shares on the proposal relating to the Pfizer Inc. 2004 Stock Plan, or on any of the shareholder proposals absent instructions from you. Without your voting instructions on these items, a broker non-vote will occur.

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

Under the Company’s By-laws, the votes cast “for” must exceed the votes cast “against” to approve: the appointment of KPMG LLP as our independent auditor, the 2004 Pfizer Inc. Stock Plan, and each of the shareholder proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

Electronic Delivery of Proxy Statement, Annual Review and Financial Report

The notice of Annual Meeting and Proxy Statement, the 2003 Annual Review and the 2003 Financial Report (the proxy materials) are available on our Website at www.pfizer.com. Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.eproxyvote.com/pfe, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.econsent.com/pfe and following the Vote By Net instructions.

Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $35,000, plus reasonable expenses, for these services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Pfizer shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2003 our Directors and executive officers met all applicable filing requirements, except as described below:

•	In January 2003, 1,546 shares of Pfizer common stock were withheld for Jeffrey B. Kindler, our Senior Vice

President and General Counsel, for tax purposes in connection with the vesting of restricted stock. As a consequence of an inadvertent administrative error, the Form 4 reporting the withholding of the shares was filed late.

•	In April 2003, 250 shares of Pharmacia Corporation common stock owned by Dana Mead, our Director, and held for him in a managed account, were automatically exchanged for 350 shares of Pfizer common stock in connection with our merger with Pharmacia. The account manager did not inform Dr. Mead when this change occurred, and consequently, the Form 4 reporting the exchange was filed late.

•	In March 2004, Charles Hardwick, our Senior Vice President, learned that, despite the fact that he had given his portfolio manager specific written instructions not to trade in Pfizer securities on his behalf, without his prior knowledge the portfolio manager sold 61 shares of Pfizer common stock from Mr. Hardwick’s account in August 2003. Consequently, the Form 4 reporting this sale was filed late.

GOVERNANCE OF THE COMPANY

Our Corporate Governance Principles

Role and Composition of the Board of Directors

1. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

2. The Board also plans for succession to the position of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chairman and CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

3. It is the policy of the Company that the positions of Chairman of the Board and Chief Executive Officer be held by the same person, except in unusual circumstances. This combination has served the Company well over a great many years. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

4. It is the policy of the Company that the Board consist of a majority of independent Directors as defined under the New York Stock Exchange rules, and as further determined under Director Qualification Standards recommended by the Corporate Governance Committee and approved by the Board. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Company Board. Current positions in excess of these limits may be maintained unless the Board of Directors determines that doing so would impair the Director’s service on the Company’s Board. Commencing with the current CEO, upon retirement from the Company, the former CEO will not retain Board membership. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation. Candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. Scientific expertise, prior government service and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board. The Corporate Governance Committee annually reviews the compensation of Directors. All Directors are expected to own stock in the Company in an amount that is appropriate for them. All Directors will receive a part of their compensation in Stock Units, which they are required to hold the entire time they serve on the Board. Directors are required to retire from the Board when they reach the age of 70. The Board, and each committee, are required to conduct a self-evaluation of their performance at least annually.

5. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee and Science and Technology Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee. The Audit Committee, Compensation Committee and Corporate Governance Committee are made up of only independent Directors. The membership of these committees is rotated from time to time.

6. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities.

7. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chairman and CEO and for evaluating his or her performance against such goals. The Committee meets annually with the Chairman and CEO to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chairman and CEO to evaluate his or her performance against such goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chairman and CEO. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

8. The Chairman and CEO is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with shareholders, but it is suggested that in the majority of circumstances any such meetings be held with management present.

Functioning of the Board

1. The Chairman of the Board and Chief Executive Officer sets the agenda for Board meetings with the understanding that certain items pertinent to the advisory and monitoring functions of the Board be brought to it periodically by the Chairman and CEO for review and/or decision. For example, the annual corporate budget is reviewed by the Board. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Any member of the Board may request that an item be included on the agenda.

2. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

3. At the invitation of the Board, members of senior management recommended by the Chairman and CEO attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its shareholders.

4. Executive sessions or meetings of outside Directors without management present are held regularly (at least four times a year) to review the report of the independent auditor, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior managers, and any other relevant matter. Meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

5. It is the policy of the Company that the chairs of the Audit, Compensation and Corporate Governance committees of the Board each preside as the chair at meetings or executive sessions of the outside Directors at which the principal items to be considered are within the scope of the authority of his or her committee. Experience has indicated that this practice, which has been in place on an informal basis for several decades, provides for leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead Director.

6. The Board, under the direction of the Corporate Governance Committee, will prepare an annual performance self-evaluation.

Functioning of Committees

1. The Audit, Compensation and Corporate Governance committees consist only of independent Directors.

2. The frequency, length and agenda of meetings of each of the committees are determined by the chair of the committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

3. The responsibilities of each of the committees are determined by the Board from time to time.

4. Each committee is responsible for preparing an annual performance self-evaluation.

Periodic Review

These principles are reviewed by the Board at least annually.

From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance” captions.

Other Governance Information

Executive Sessions

Executive sessions or meetings of outside (non-management) Directors without management present are held regularly (at least four times a year) to review the report of the independent auditor, the criteria upon which the performance of the Chairman and CEO and other senior managers is based, the performance of the Chairman and CEO against such criteria, the compensation of the Chairman and CEO and other senior managers, and any other relevant matter. Meetings are held from time to time with the Chairman and CEO for a general discussion of relevant subjects.

Presiding Director

The Chairs of our Audit, Compensation and Corporate Governance committees of the Board each preside as the chair at meetings or executive sessions of outside Directors at which the principal items to be considered are within the scope of the authority of his or her committee. Our experience has indicated that this practice provides leadership at all of the meetings or executive sessions of outside Directors without the need to designate a lead director.

Communications with Directors

As noted above, the Chairs of our Audit, Compensation and Corporate Governance committees rotate responsibility for chairing the executive sessions of our outside Directors. You may communicate with the Chair of any of these committees by sending an e-mail to auditchair@pfizer.com, compchair@pfizer.com, or corpgovchair@pfizer.com, or with our outside Directors as a group by sending an e-mail to non-managementdirectors@pfizer.com. You also may write to any of the committee Chairs or to the outside Directors as a group c/o Margaret M. Foran, Vice President—Corporate Governance and Secretary at Pfizer Inc., 235 East 42nd Street, New York, New York 10017.

Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Pfizer Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam
•	junk mail and mass mailings
•	product complaints
•	product inquiries
•	new product suggestions
•	resumés and other forms of job inquiries
•	surveys
•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of Director Qualification Standards with respect to the determination of director independence. In accordance with these Standards, a Director must be determined to have no material relationship with the Company other than as a Director. The Standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent auditor. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all Directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

The Board of Directors has determined that every Director, with the exceptions of Dr. McKinnell and Mr. Steere, is independent under these Standards.

The full text of our Director Qualification Standards is attached as Annex 1 to this Proxy Statement. These Standards also are published on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Principles” captions.

Audit Committee Financial Experts

The Board of Directors has determined that all of our current Audit Committee members—Mr. Burt, Mr. Cornwell, Mr. Howell and Dr. Vallès—are audit committee financial experts.

Pfizer Policies on Business Ethics and Conduct

All our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, (“Officers”) are required to abide by our long-standing Standards of Business Ethics and Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Standards form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Business Ethics and Conduct. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. In addition, the Pfizer Legal Division Attorney Conduct Policy requires all Pfizer lawyers to report to the appropriate persons at the Company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by Pfizer or any of its officers, Directors, employees or agents.

The members of our Board of Directors also are required to comply with a Code of Business Conduct and Ethics (the “Code”). The Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Pfizer Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict maintenance of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

The full texts of both the Standards of Business Ethics and Conduct and of the Code of Business Conduct and Ethics for members of our Board of Directors are published on our Website, at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance” captions. We intend to disclose future amendments to, or waivers from, certain provisions of these ethical policies and standards for Officers and Directors on our Website within two business days following the date of such amendment or waiver.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

As a general matter, all Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. At our 2003 Annual Meeting, all members of the Board were present.

During 2003, the Board of Directors met nine times and had five committees. Those committees consisted of an Audit Committee, a Corporate Governance Committee, a Compensation Committee, a Science and Technology Committee and an Executive Committee. All of our incumbent Directors attended at least 90 percent of the regularly scheduled and special meetings of the Board and Board committees on which they served in 2003, and the average attendance of these Directors at all meetings during the year was 98.6 percent.

The table below provides 2003 membership and meeting information for each of the Board committees.
		Corporate		Science &
Name	Audit	Governance	Compensation	Technology	Executive

Dr. Brown		X		X*
Mr. Burns			X*		X
Mr. Burt	X*
Mr. Cornwell	X
Mr. Gray		X
Ms. Horner		X*			X
Mr. Howell	X
Dr. Ikenberry		X		X	X
Mr. Lorch			X
Dr. McKinnell					X*
Dr. Mead			X
Mr. Raines			X	X
Dr. Simmons		X
Mr. Steere
Dr. Vallès	X
2003 Meetings	7	6	11	2	0

*Chair

The Audit Committee

Under the terms of its Charter, the Audit Committee meets at least six times a year, including periodic meetings held separately with management, the internal auditor and the independent auditor. The Audit Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and the independent auditor. In addition, the Committee is responsible for:

•	selecting and retaining (subject to approval by our shareholders), and terminating when appropriate, the independent auditor;
•	setting the independent auditor’s compensation, overseeing the work of the independent auditor and pre-approving all audit services to be provided by the independent auditor;

•	establishing policies and procedures for the engagement of the independent auditor to provide permitted non-audit services and pre-approving the performance of such permitted non-audit services;
•	Receiving and reviewing at least annually:
—	a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or Public Company Accounting Oversight Board (PCAOB) review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and
—	other required reports from the independent auditor;
•	considering, at least annually, the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence;
•	obtaining and reviewing a report from the independent auditor describing all relationships between the auditor and the Company;
•	reviewing with the independent auditor:
—	the scope and results of the audit;
—	any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and
—	any questions, comments or suggestions the auditor may have relating to the internal controls and accounting practices and procedures, of the Company or its subsidiaries;
•	reviewing, at least annually, the scope and results of the internal audit program, including current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the Internal Audit Department;
•	reviewing with the independent auditor, the Company’s Internal Audit Department, and management:
—	the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management);
—	accounting practices, and disclosure controls and procedures (and related management reports), of the Company and its subsidiaries; and
—	current accounting trends and developments;
and taking such action with respect to these matters as may be deemed appropriate;
•	reviewing with management and the independent auditor the annual and quarterly financial statements of the Company, including: the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; and the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements;

•	recommending to the Board of Directors whether the financial statements should be included in the annual report on Form 10-K;
•	reviewing earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies (this function may be performed by the Chair or the full Committee);
•	discussing Company policies with respect to risk assessment and risk management, reviewing contingent liabilities and risks that may be material to the Company and reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks;
•	reviewing reports from management, legal counsel and third parties as determined by the Audit Committee relating to the status of compliance with laws, regulations, and internal procedures; and the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures;
•	establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters;
•	establishing procedures for receipt of confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;
•	establishing policies for the hiring of employees and former employees of the independent auditor;
•	obtaining the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill its responsibilities and determining appropriate funding to be received from the Company for payment of compensation to any such advisors;
•	conducting an annual performance evaluation of the Audit Committee and an evaluation of the adequacy of its charter; and
•	preparing a report each year concerning compliance with its charter for inclusion in the Company’s annual Proxy Statement.

A copy of the Audit Committee Charter is attached as Annex 2 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Board of Directors has determined that each of the members of the Audit Committee—Mr. Burt, Mr. Cornwell, Mr. Howell, and Dr. Vallès—is an “audit committee financial expert” for purposes of the SEC’s rules.

The Board of Directors also has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange.

The Corporate Governance Committee

Under the terms of its Charter, the Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board. This responsibility includes:

•	developing and recommending to the Board the criteria for Board membership;
•	considering, recommending and recruiting candidates to fill new positions on the Board;
•	reviewing candidates recommended by shareholders;
•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and
•	recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

•	to consider questions of possible conflicts of interest of Board members and of our senior executives;
•	to monitor and recommend the functions of the various committees of the Board;
•	to recommend members of the committees;
•	to advise on changes in Board compensation;
•	to make recommendations on the structure of Board meetings; and
•	to recommend matters for consideration by the Board.

The Committee also:

•	considers matters of corporate governance, and reviews, at least annually, our Corporate Governance Principles;
•	considers and reviews, periodically, Director Qualification Standards;
•	reviews, periodically, our policy regarding the adoption of a Shareholder Rights Plan;
•	establishes Director retirement policies;
•	reviews the functions of the senior officers and makes recommendations on changes;
•	reviews annually with the Chairman and CEO the job performance of elected corporate officers and other senior executives;
•	reviews the outside activities of senior executives;
•	reviews, periodically, with the Chairman and CEO the succession plans relating to positions held by elected corporate officers, and makes recommendations to the Board with respect to the selection of individuals to occupy these positions;
•	oversees the evaluation of the Board and its Committees; and
•	prepares an annual performance evaluation of the Corporate Governance Committee.

The Committee may, in its sole discretion, engage director search firms and may consult with outside advisors to assist it in carrying out its duties to the Company. The Committee has the sole authority to approve the fees and other retention terms with respect to any such firms.

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

•	Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and prior or current association with institutions noted for their excellence.
•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.
•	The background and experience of members of the Board should be in areas important to the operation of the Company such as business, education, finance, government, law, medicine or science.
•	The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

In addition, pursuant to our Corporate Governance principles, the Committee considers the number of other Boards of public companies on which a candidate serves. Moreover, Directors are expected to act ethically at all times and adhere to the

Company’s Code of Business Conduct and Ethics for members of the Board of Directors.

The Committee considers candidates for Director suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under our By-laws and described in this Proxy Statement under the heading “Requirements, Including Deadlines for Submission of Shareholder Proposals, Nomination of Directors and Other Business of Shareholders.” Shareholder nominations that comply with these procedures and that meet the criteria outlined above will receive the same consideration that the Committee’s nominees receive.

A copy of the Corporate Governance Committee Charter is attached as Annex 3 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent, as defined by the rules of the New York Stock Exchange.

The Compensation Committee

Under the terms of its Charter, the Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected corporate officers. This responsibility includes:

•	evaluating the performance of the CEO and other elected officers in light of approved performance goals and objectives;
•	setting the compensation of the CEO and other elected officers based upon the evaluation of the performance of the CEO and the other elected officers, respectively;
•	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and
•	preparing an annual performance self-evaluation of the Compensation Committee.

In addition, the Committee:

•	administers the Company’s stock plans;
•	determines and certifies the shares awarded under corporate performance-based plans;
•	grants options and awards under the Company’s stock plans;
•	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;
•	monitors compliance by officers with our program of required stock ownership; and
•	publishes an annual Compensation Committee Report for the shareholders.

The Committee may, in its sole discretion, employ a compensation consultant, and has done so, to assist in the evaluation of the compensation of the Company’s CEO and other elected officers. The Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

A copy of the Compensation Committee Charter is attached as Annex 4 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the New York Stock Exchange.

The Science and Technology Committee

Under the terms of its Charter, the Science and Technology Committee is responsible for periodically examining management’s direction and investment in the Company’s pharmaceutical research and development as well as in its technology initiatives.

The Committee may meet privately with independent consultants and be free to speak directly and independently with any members of management in discharging its responsibilities.

In addition, the Committee will:

•	review, evaluate and report to the Board of Directors regarding the performance of the research leaders in achieving long-term strategic goals and objectives and the quality and direction of the Company’s pharmaceutical research and development programs;
•	identify and discuss significant emerging science and technology issues and trends;
•	determine whether there is sufficient and ongoing external review from world-class experts across both research and development, pertaining to the Company’s therapeutic areas;
•	review the Company’s approaches to acquiring and maintaining a range of distinct technology positions (including, but not limited to, contracts, grants, collaborative efforts, alliances and venture capital);
•	evaluate the soundness/risks associated with the technology in which the Company is investing its research and development efforts;
•	periodically review the Company’s overall patent strategies; and
•	prepare an annual performance evaluation of the Science and Technology Committee.

A copy of the Science and Technology Committee Charter is attached as Annex 5 to this Proxy Statement, and is also available on our Website at www.pfizer.com, under the “Who We Are—For Investors—Corporate Governance—Charters” caption.

The Executive Committee

The Executive Committee performs the duties and exercises the powers as may be delegated to it by the Board of Directors.

2003 Compensation of Non-Employee Directors

2003 Cash Retainer and Meeting Fees

Director	Annual Board/Committee Retainer	Board and Business Meeting Fees	Committee Meeting Fees	Total

Dr. Brown	$ 50,000	$ 18,000	$ 16,500	$ 84,500
Mr. Burns*	37,000	19,500	16,500	73,000
Mr. Burt*	37,000	33,000	10,500	80,500
Mr. Cornwell	30,000	22,500	10,500	63,000
Mr. Gray	30,000	16,500	9,000	55,500
Ms. Horner*	37,000	18,000	9,000	64,000
Mr. Howell	30,000	25,500	10,500	66,000
Dr. Ikenberry	34,000	16,500	16,500	67,000
Mr. Lorch	30,000	25,500	16,500	72,000
Dr. Mead	30,000	16,500	15,000	61,500
Mr. Raines	34,000	16,500	24,000	74,500
Dr. Simmons	30,000	16,500	9,000	55,500
Mr. Steere	26,000	16,500	—	42,500
Dr. Vallès	30,000	27,000	10,500	67,500

*	Annual Board/Committee Retainer includes an additional $1,000 relating to an increase in fees for committee chairs that became effective in the fourth quarter of 2002, and was paid in 2003.

Fees and Benefit Plans for Non-Employee Directors

Annual Cash Retainer Fees. Non-employee Directors receive an annual cash retainer fee of $26,000 per year. Non-employee Directors who serve on one or more Board committees (other than the Executive Committee and the Science and Technology Committee) receive an additional annual fee of $4,000. In addition, the Chair of a Board committee (other than the Executive Committee and the Science and Technology Committee) receives an additional fee of $6,000 per year, per committee.

The annual committee membership fee for each member of the Science and Technology Committee is $8,000. The Chair of that committee receives an additional $16,000 per year.

Outside Directors who attend a meeting of the Executive Committee, if any is convened, will receive the usual meeting fee described below.

Meeting Fees. Non-employee Directors also receive a fee of $1,500 for attending each Board meeting, committee meeting, the Annual Meeting of Shareholders, each day of a visit to a plant or office and for any other business meeting to which the Director is invited as a representative of the Company.

Unit Awards and Deferred Compensation. Under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the Unit Award Plan), a non-employee Director is granted an initial award of 3,600 units when he or she becomes a Director. Afterwards, each non-employee Director is granted an annual award of 3,600 units (Annual Unit Award) on the day of our Annual Meeting, provided the Director continues to serve as a Director following the Meeting. The awards under the Unit Award Plan are made in addition to the Directors’ annual cash retainers and meeting attendance fees. Such units are not payable until the recipient ceases to be a Director.

On the day of the 2003 Annual Meeting of Shareholders, all of our non-employee Directors who continued as Directors were awarded 3,600 units under the Unit Award Plan.

Non-employee Directors may defer all or a part of their annual cash retainers and meeting fees under the Unit Award Plan until they cease to be Directors. At a Director’s election, the fees held in the Director’s account may be credited either with interest at the rate of return of the Intermediate Treasury Index Fund of the Pfizer Savings Plan, or with units. The units are calculated by dividing the amount of the fee by the closing price of our common stock on the last business day of the fiscal quarter. The number of units in a Director’s account is increased by the value of any distributions on the common stock. When an individual ceases to be a Director, the amount held in the Director’s account is paid in cash. The amount paid is determined by multiplying the number of units in the account by the closing price of the common stock on the last business day before the payment date.

Retainer Unit Awards. Under the Pfizer Inc. Annual Retainer Unit Award Plan, each year, on the day of the Annual Meeting, every non-employee Director who continues to serve as a Director following the Meeting receives the equivalent of the value of his or her annual Board retainer fee in units. These awards are in addition to the Annual Unit Awards, the Directors’ annual cash retainer and meeting attendance fees. The number of units awarded to the non-employee Director is based upon the five-day average of the closing trading price of our common stock on the New York Stock Exchange for the first five trading days after April 1 of each year (rounded up to the nearest unit). On the day of the 2003 Annual Meeting, all of our non-employee Directors who continued as Directors were awarded 801 units under this Plan.

Trusts. In certain circumstances, we fund trusts established to secure our obligations to make payments to our Directors under the above benefit plans, programs or agreements in advance of the date that payment is due.

Related Party Transactions

In connection with his retirement, we entered into a consulting agreement with Mr. Steere, a member of our Board of Directors, in 2000. The agreement provides that Mr. Steere serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, will provide consulting services and advice to the Company and participate in various external activities and events for the benefit of the Company. The initial term of the agreement is for five years and automatically extends for successive five-year terms unless Mr. Steere or the Company terminates the agreement at the end of its then current term. Mr. Steere may provide up to 30 days per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He must obtain the approval of the Board of Directors before providing any consulting services, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company pays Mr. Steere (i) an annual retainer of $50,000 (subject to his ability to continue to provide the contemplated services), and (ii) a fee of $5,000 for each day he renders services. We also reimburse him for reasonable travel and living expenses that he incurs in providing these services for us. In addition, we provide him continued lifetime access to Company facilities and services comparable to those that were made available to him by the Company prior to his retirement.

We paid Mr. Steere $50,000 in 2003 under the terms of this consulting agreement. Mr. Steere has voluntarily reimbursed the Company for all personal use of any Company services during 2003.

We have business arrangements with organizations with which certain of our Directors are affiliated. However, none of these arrangements is material to either us or any of those organizations.

Independence

Under our Director Qualification Standards, the Board of Directors has determined that every Director, with the exceptions of Dr. McKinnell and Mr. Steere, is independent.

Indemnification

We indemnify our Directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

Securities Ownership of Officers and Directors

The table below shows the number of shares of our common stock beneficially owned as of February 27, 2004 by each of our Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. Together these individuals beneficially own less than one percent (1%) of our common stock. The table also includes information about stock options, stock units, restricted stock and deferred performance-contingent share awards credited to the accounts of each Director and Executive Officer under various compensation and benefit plans.

There are currently no known beneficial owners of five percent (5%) or more of our common stock.

	Number of Shares or Units

Beneficial Owners	Common Stock		Stock-Equivalent Units		Options Exercisable Within 60 Days

Michael S. Brown	1,200		36,626(1)		—
M. Anthony Burns	20,400		43,089(1)		—
Robert N. Burt	2,200		33,796(1)		—
W. Don Cornwell	1,000	(2)	42,847(1)		—
Peter B. Corr	81,825	(3)	849(4)		920,600
William H. Gray III	907		58,410(1)		—
Constance J. Horner	11,296		43,089(1)		—
William R. Howell	6,350		52,278(1)		—
Stanley O. Ikenberry	48,516	(2)	139,101(1)		—
Karen L. Katen	725,291	(3)	26,490(4)		1,173,450
Jeffrey B. Kindler	49,864	(3)	1,993(4)		—
George A. Lorch	1,750		33,795(1)		—
Henry A. McKinnell	1,304,166	(3)(5)	63,149(4)		2,629,158
Dana G. Mead	9,350		41,948(1)		—
Franklin D. Raines	1,500		35,048(1)		—
David L. Shedlarz	501,536	(2)(3)	34,640(4)		872,612
Ruth J. Simmons	879		43,107(1)		—
William C. Steere, Jr.	1,966,691	(2)(3)	157,133(1)	(4)	4,226,950
Jean-Paul Vallès	898,235	(2)	93,329(1)		—
All Directors and Executive Officers as a group (23 persons)	6,875,754		1,170,932(6)		11,254,638

(1)	As of February 27, 2004, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors and the Pfizer Inc. Annual Retainer Unit Award Plan. The value of a Director’s unit account is measured by the price of our common stock. The Plans are described in this Proxy Statement under the heading “Compensation of Non-Employee Directors—Fees and Benefit Plans for Non-Employee Directors.” This number also includes the following number of units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert Company 1996 Stock Plan; Mr. Burt, 16,736 units; Mr. Gray, 41,350 units; Mr. Howell, 29,124 units; and Mr. Lorch, 10,883 units. That Plan is described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans—Warner-Lambert Company 1996 Stock Plan.”
(2)	These shares include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Mr. Cornwell, 400 shares; Dr. Ikenberry, 8,300 shares; Mr. Shedlarz 2,098 shares; Mr. Steere, 14,808 shares; and Dr. Vallès, 142,320 shares.
(3)	As of February 27, 2004, this number includes shares credited under the Pfizer Savings Plan or deferred Performance-Contingent Share Awards granted under the 2001 Performance-Contingent Share Award Plan or its predecessor Program. These plans are described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans.”
(4)	As of February 27, 2004, these units are held under the Supplemental Savings Plan. The value of these units is measured by the price of our common stock. The Supplemental Savings Plan is described in this Proxy Statement under the heading “Employee Compensation and Long-Term Benefit Plans—Pfizer Savings Plan.”
(5)	As of February 27, 2004, this includes the following number of shares held in a Grantor Retained Annuity Trust: Dr. McKinnell, 43,857 shares.
(6)	As of February 27, 2004, this number includes, for two of our executive officers, units held under the Pfizer Inc. Deferred Compensation Plan relating to deferred bonus payments made under the Executive Annual Incentive Plan. These Plans are described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans—Executive Annual Incentive Plan.”

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—Election of Directors

Our Board of Directors currently has 15 members. Each of these Board members is standing for reelection, to hold office until the next Annual Meeting of Shareholders.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees are set forth on the following pages.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

Name and Age as of the April 22, 2004 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS

Michael S. Brown	63
Distinguished Chair in Biomedical Sciences from 1989 and Regental Professor from 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences. Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Chair of our Science and Technology Committee and member of our Corporate Governance Committee.

M. Anthony Burns	61
Chairman Emeritus since May 2002, Chairman of the Board from May 1985 to May 2002, Chief Executive Officer from January 1983 to November 2000, and President from December 1979 to June 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of The Black & Decker Corporation, J. C. Penney Company, Inc. and J. P. Morgan Chase & Co. Trustee of the University of Miami. Our Director since 1988. Chair of our Compensation Committee and a member of our Executive Committee.

Robert N. Burt	66
Retired Chairman and Chief Executive Officer of FMC Corporation, a company that manufactures chemicals, and FMC Technologies, Inc., a company that manufactures machinery. Mr. Burt was Chairman of the Board of FMC Corporation from 1991 to December 2001, its Chief Executive Officer from 1991 to August 2001 and a member of its Board of Directors since 1989. Chairman of the Board of FMC Technologies, Inc., from June 2001 to December 2001 and its Chief Executive Officer from June 2001 to August 2001. Director of Phelps Dodge Corporation and Janus Capital Group Inc. Also a Director of the Rehabilitation Institute of Chicago and Chicago Public Education Fund. Our Director since June 2000. Chair of our Audit Committee.

Name and Age as of the April 22, 2004 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS (continued)

W. Don Cornwell	56
Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. Director of Avon Products, Inc. and CVS Corporation. Also a Director of the Wallace Foundation and the Telecommunications Development Fund. Trustee of Big Brothers/Sisters of New York and Mt. Sinai University Medical Center. Our Director since February 1997. Member of our Audit Committee.

William H. Gray III	62
President and Chief Executive Officer of The College Fund/UNCF, an educational assistance organization, since 1991. (Mr. Gray will retire from UNCF on March 31, 2004.) Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and, at various times during his tenure, served as Budget Committee Chair and House Majority Whip. Director of Dell Inc., Electronic Data Systems (“EDS”) Corporation (Mr. Gray will not stand for reelection to the EDS board in May, 2004), J. P. Morgan Chase & Co., Prudential Financial, Inc., Rockwell Automation Inc., Viacom Inc. and Visteon Corporation. Our Director since June 2000. Member of our Corporate Governance Committee. Mr. Gray has informed Pfizer that he plans to announce retirement from an additional corporate Board by April, 2004.

Constance J. Horner	62
Guest scholar since 1993 at the Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government, foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to President George H. W. Bush and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. Director of the U.S. Office of Personnel Management from 1985 to 1989. Director of Ingersoll-Rand Company Limited and Prudential Financial, Inc.; Member of the Board of Directors of the National Association of Corporate Directors; Fellow, National Academy of Public Administration; Trustee, Annie E. Casey Foundation; Member of the Board of Trustees of the Prudential Foundation. Our Director since 1993. Chair of our Corporate Governance Committee and member of our Executive Committee.

Name and Age as of the April 22, 2004 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS (continued)

William R. Howell	68
Chairman Emeritus of J. C. Penney Company, Inc., a provider of consumer merchandise and services through department stores, catalogs, and the Internet, since 1997. Chairman of the Board and Chief Executive Officer of J. C. Penney Company, Inc. from 1983 to 1997. Director of American Electric Power Company, ExxonMobil Corporation, Halliburton Company, The Williams Companies, Inc. and Viseon, Inc. (Mr. Howell will not stand for re-election to the Viseon, Inc. board in 2004). He is also a Director of Deutsche Bank Trust Company Americas, the non-public wholly owned subsidiary of Deutsche Bank A.G. Our Director since June 2000. Member of our Audit Committee.

Stanley O. Ikenberry	69
President Emeritus, Regent Professor, Department of Educational Organization and Leadership, University of Illinois, since September 2001. President, November 1996 to June 2001, of the American Council on Education, an independent nonprofit association dedicated to ensuring high-quality education at colleges and universities throughout the United States. President from 1979 through July 1995 of the University of Illinois. Director of Aquila, Inc. and Sagmore Sports Publishing, Inc. President, Board of Overseers of Teachers’ Insurance & Annuity Association—College Retirement Equities Fund (TIAA-CREF). Our Director since 1982. Member of our Corporate Governance Committee, our Science and Technology Committee and our Executive Committee.

George A. Lorch	62
Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since August 2000. Chairman and Chief Executive Officer of Armstrong Holdings, Inc. from May 2000 to August 2000, and its President and Chief Executive Officer from September 1993 to May 1994. Chairman of Armstrong World Industries, Inc. from May 1994 to May 2000, its President and Chief Executive Officer from September 1993 to May 2000, and a Director from 1988 to November 2000. On December 6, 2000, Armstrong World Industries, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Director of Autoliv, Inc. and The Williams Companies, Inc. He is also a Director of Household International, Inc., the non-public, wholly owned subsidiary of HSBC Holdings, LLC. Our Director since June 2000. Member of our Compensation Committee.

Name and Age as of the April 22, 2004 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS (continued)

Henry A. McKinnell	61
Chairman of our Board since May 2001. Our Chief Executive Officer since January 2001. Our President from May 1999 to May 2001, and President, Pfizer Pharmaceuticals Group, the principal operating division of the Company, from January 1997 to April 2001. Chief Operating Officer from May 1999 to December 2000 and Executive Vice President from 1992 to 1999. Director of ExxonMobil Corporation, Moody’s Corporation and John Wiley & Sons, Inc. Chairman Emeritus of the Pharmaceutical Research and Manufacturers of America (PhRMA). Chairman of the Business Roundtable, Director of the Trilateral Commission and the Business Council, and Chairman of the Stanford University Graduate School of Business Advisory Council. Chairman Emeritus of the Business-Higher Education Forum, a Fellow of the New York Academy of Medicine, Member of the Presidential Advisory Council on HIV/AIDS, and a member of the Boards of Trustees of the New York City Public Library, the New York City Police Foundation and the Economic Club of New York. Our Director since June 1997. Chair of our Executive Committee and a member of the Pfizer Leadership Team.

Dana G. Mead	68
Chairman of Massachusetts Institute of Technology Corporation since July 1, 2003. Retired Chairman and Chief Executive Officer of Tenneco, Inc. Chairman and Chief Executive Officer of Tenneco, Inc. from 1994 to 1999. Chairman of two of the successor companies of the Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000. Director of Zurich Financial Services. Chairman of the Board of the Ron Brown Award for Corporate Leadership and a Lifetime Trustee of the Association of Graduates, U.S. Military Academy, West Point. Former Chairman of the Business Roundtable and of the National Association of Manufacturers. Our Director since January 1998. Member of our Compensation Committee.

Franklin D. Raines	55
Chairman and Chief Executive Officer of Fannie Mae, a company that provides a secondary market for residential mortgages through portfolio purchases, issuance of mortgage-backed securities, and other services, since January 1999. Director of the Office of Management and Budget for the Clinton administration from 1996 to 1998. Director of Time Warner Inc. and PepsiCo, Inc. Co-Chairman of the Business Roundtable. Co-Chair of the Advisory Council of the Business Roundtable Institute for Corporate Ethics. A former Director of Pfizer from 1993 to 1996, Mr. Raines was re-elected to our Board in October 1998. Member of our Compensation Committee and our Science and Technology Committee.

Name and Age as of the April 22, 2004 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NOMINEES FOR DIRECTORS (continued)

Ruth J. Simmons	58
President of Brown University since July 1, 2001. President, from  1995 to 2001, of Smith College. Vice Provost of Princeton University from 1992 to 1995. Director of The Goldman Sachs Group, Inc. and Texas Instruments Incorporated. Trustee of the Carnegie Corporation of New York. Member of the National Academy of Arts and Sciences, the American Philosophical Society, and the Council on Foreign Relations. Our Director since January 1997. Member of our Corporate Governance Committee.

William C. Steere, Jr	67
Chairman Emeritus of Pfizer Inc. since July 2001. Chairman of our Board from 1992 to April 2001 and our Chief Executive Officer from February 1991 to December 2000. Director of Dow Jones & Company, Inc., MetLife, Inc. and Health Management Associates, Inc. Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Our Director since 1987.

Jean-Paul Vallès	67
Chairman Emeritus of Minerals Technologies Inc. (MTI), a resource- and technology-based company that develops, produces and markets specialty mineral, mineral-based and synthetic mineral products, since October 2001. Chairman of MTI from August 1992 to October 2001, and its Chief Executive Officer from August 1992 to December 2000. Formerly our Vice Chairman from March to October 1992. Director of the Board of Overseers, Leonard N. Stern School of Business, New York University. Our Director since 1980. Member of our Audit Committee.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Karen L. Katen	55
Our Executive Vice President and President of Pfizer Global Pharmaceuticals, the Company’s worldwide pharmaceutical organization, since April 2001. President of our U. S. Pharmaceuticals Group from 1995 to July 2002. Senior Vice  President of the Company from May 1999 to 2001; Executive Vice President of the Global Pfizer Pharmaceuticals Group since 1997. She is a Director of General Motors Corporation and Harris Corporation and also serves on the International Council of J. P. Morgan Chase & Co. Ms. Katen, a member of the Pfizer Leadership Team, joined us in 1974.

Name and Age as of the April 22, 2004 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS (continued)

David L. Shedlarz	56
Our Executive Vice President since 1999 and our Chief Financial Officer since 1995. Mr. Shedlarz was appointed a Senior Vice President in January 1997 with additional worldwide responsibility for our former Medical Technology Group. He is a Director of Pitney Bowes Inc., a member of the J. P. Morgan Chase & Co. National Advisory Board and of the Standards Advisory Council of the International Accounting Standards Board. He also serves as Chairman of Junior Achievement of New York; Director of the Board of Overseers, Leonard N. Stern School of Business, New York University; and Director of the National Multiple Sclerosis Society. Mr. Shedlarz, a member of the Pfizer Leadership Team, joined us in 1976.

Jeffrey B. Kindler	48
Our Senior Vice President and General Counsel since January 2002. Prior to joining Pfizer, Mr. Kindler served as Chairman of Boston Market Corporation, a food service company owned by McDonald’s Corporation, from 2000 to 2001, and President of Partner Brands, also owned by McDonald’s, during 2001. He was Executive Vice President, Corporate Relations and General Counsel of McDonald’s Corporation from 1997 to 2001, and from 1996 to 1997 served as that company’s Senior Vice President and General Counsel. Mr. Kindler is a member of the Pfizer Leadership Team.

Peter B. Corr	55
Our Senior Vice President, Science and Technology, since July 2002. From June 2000 to July 2002, Dr. Corr was Senior Vice President, Pfizer Inc.; Executive Vice President, Pfizer Global Research and Development; and President, Worldwide Development. Dr. Corr joined us in June 2000, upon the merger with Warner-Lambert Company, where he was Vice President, Warner-Lambert and President, Warner-Lambert/Parke-Davis Pharmaceutical Research and Development from 1998 to June 2000. He was Senior Vice President, Discovery Research, Monsanto/Searle from 1996 to 1998, and Vice President Discovery Research, Monsanto/Searle from 1993 to 1996. Dr. Corr is a member of the Pfizer Leadership Team.

ITEM 2—Approval of Auditor

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of KPMG LLP to serve as our independent auditor for 2004, subject to the approval by our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Your Board of Directors unanimously recommends a vote FOR the approval of KPMG LLP as our independent auditor for 2004.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003, and December 31, 2002, and fees billed for other services rendered by KPMG LLP during those periods.

	2003	2002

Audit fees:[1]	$20,162,000	$13,807,000
Audit related fees:[2]	930,000	1,768,000
Tax fees:[3]	17,325,000	10,944,000
All other fees:[4]	0	0

Total	$38,417,000	$26,519,000

(1)	Audit fees consisted principally of audit work performed on the consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)	Audit related fees consisted principally of audits of employee benefit plans in 2003 and 2002, and special procedures related to regulatory filings in 2002.
(3)	Tax fees consisted principally of assistance with matters related to the merging of various Pharmacia and Warner-Lambert corporate entities with Pfizer during 2003 and 2002, respectively, as well as tax compliance and reporting.
(4)	The Company generally does not engage KPMG LLP for “other” services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.
2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of the Company’s results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

In addition, the Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Committee also has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent auditor is independent from the Company and its management.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, subject to shareholder approval, the selection of the Company’s independent auditor.

The Audit Committee:
Mr. Burt (Chair)	Mr. Cornwell
Dr. Vallès	Mr. Howell

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

ITEM 3—Approval of the Pfizer Inc. 2004 Stock Plan

On February 25, 2004, the Compensation Committee of the Board of Directors (the Committee) adopted the Pfizer Inc. 2004 Stock Plan (the 2004 Plan). The Board of Directors (the Board) approved the 2004 Plan on February 26, 2004, subject to shareholder approval at the Annual Meeting. The Committee reviewed the Company’s current 2001 Stock and Incentive Plan and the 2001 Performance-Contingent Share Award Plan (the “2001 Pfizer Plans”) as well as the three Pharmacia plans—the Pharmacia Corporation 2001 Long-Term Incentive Plan, the Pharmacia Corporation 1996 Long-Term Incentive Plan, and the Pharmacia Corporation Management Incentive Plan (together, the “Pharmacia Plans”)—that we assumed in connection with our acquisition of Pharmacia Corporation and from which future options or awards may be granted. Based on this review, the Committee determined that an insufficient number of shares are available under these plans to enable Pfizer to provide future grants of stock options and other stock awards to our employees.

The following table shows the number of options or other awards currently outstanding, as well as the number of shares remaining available for grant under the 2001 Pfizer Plans and the three Pharmacia Plans as of December 31, 2003, and does not reflect the issuance of options and performance awards in 2004. Also see footnote 3 to the Equity Compensation Table, which appears later in this Proxy Statement.

No further grants may be made from the Pfizer Inc. Stock and Incentive Plan, the Pfizer Inc. Performance-Contingent Share Award Program (predecessor plans to the 2001 Pfizer Plans noted above), from additional Pharmacia plans that we assumed in the connection with our acquisition of Pharmacia (“Other Pharmacia Plans”), or from the Warner-Lambert Plans that we assumed in connection with our acquisition of the Warner-Lambert Company (“Warner-Lambert Plans”). See footnotes 4 and 5 to the Equity Compensation Plan Table referenced above. For these plans, therefore, the table shows only the number of options or other awards outstanding.

Plan	Outstanding Options		Options/Shares Available for Grant

Pfizer Inc. 2001 Stock and Incentive Plan	133,131,303		112,690,091

Pfizer Inc. 2001 Performance-Contingent Share Award Plan	6,024,333	(1)	6,475,667

Pharmacia Corporation 2001 Long-Term Incentive Plan	57,917,514		20,826,885

Pharmacia Corporation 1996 Long-Term Incentive Plan	31,891,532		508,989

Pharmacia Corporation Management Incentive Plan	64,450,624		18,146,781

Pfizer Inc. Stock and Incentive Plan	257,625,098		0

Pfizer Inc. Performance-Contingent Share Award Program	5,356,800	(1)	0

Other Pharmacia Plans	18,644,461		0

Warner-Lambert Plans	56,091,450		0

(1) Outstanding shares relating to performance-contingent awards.

If the 2004 Plan is approved by our shareholders, no further options or awards will be granted under any of these existing plans.

The Board believes that by allowing us to continue to offer our employees long-term, performance-based compensation through the 2004 Plan, we will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to our financial success.

The 2004 Plan provides for the granting of stock options, stock awards, stock appreciation rights, performance-contingent awards and other equity-based awards to our employees. The 2004 Plan does not permit the repricing of options or the granting of discounted options, and does not contain an evergreen provision.

Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) with respect to options and other awards by qualifying payments under the Plan as performance-based compensation.

The 2004 also will provide the flexibility to grant equity-based awards to our non-employee Directors.

To minimize the dilutive effect of our stock-based awards and for other reasons, the Company will continue its practice of acquiring shares in the open market. Since 2002, the Company has repurchased approximately 560 million shares under our repurchase programs.

The following is a brief description of the 2004 Plan. The full text of this Plan is attached as Annex 6 to this Proxy Statement, and the following description is qualified in its entirety by reference to this Annex.

It is the judgment of the Board of Directors that approval of the 2004 Plan is in the best interests of the Company and our shareholders.

Administration and Duration

The selection of employee participants in the 2004 Plan and the level of participation of each participant will be determined by the Compensation Committee of the Board of Directors (the Board will make these determinations as to non-employee Directors, except with regard to Incentive Stock Options). Each member of the Committee must be a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Currently the Committee is comprised of four independent directors who are not employees of the Company. The Committee will have the authority to interpret the 2004 Plan, to establish and revise rules and regulations relating to the 2004 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2004 Plan. The Committee may delegate any or all of its authority to administer the 2004 Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Code.

The 2004 Plan will terminate on April 22, 2014, unless terminated earlier by the Board of Directors or the Compensation Committee.

Limit On Awards Under the 2004 Plan

The maximum number of shares as to which stock options and stock awards may be granted under the 2004 Plan is four hundred and seventy-five million (475,000,000) shares. Due to our recent acquisitions of Pharmacia and Warner-Lambert as well as the uncertainty concerning Financial Accounting Standards Board decisions regarding expensing of stock options, we are reviewing our current compensation and benefit programs. Although we believe that performance-based long-term incentives are a necessary component of our compensation program, we have designed the plan to allow for flexibility. Therefore, in addition to the stated maximum awards described above, the 2004 Plan provides that awards other than stock options and stock appreciation rights will be counted against the 2004 Plan maximum in a 3-to-1 ratio. For example, if we issue 100 performance shares,we would reduce the Plan maximum by 300 shares. During the ten-year term of the 2004 Plan, no individual may be granted stock options or stock appreciation rights of more than three million (3,000,000) shares in any calendar year, or alternatively, consistent with the 3-to-1 ratio described above, may receive share awards or performance awards in excess of one million (1,000,000) shares in any calendar year. The shares to be delivered under the 2004 Plan will be made available from authorized but unissued shares of Pfizer common stock, from treasury shares, or from shares purchased in the open market or otherwise. Shares initially issued under the 2004 Plan that become subject to lapsed or cancelled awards or options will be available for further awards and options.

Eligibility

All employees of the Company and its subsidiaries as well as the Company’s non-employee Directors will be eligible to participate in the Plan. From time to time, the Committee, or as to non-employee Directors, the Board, will determine who will be granted awards, and the number of shares subject to such grants.

Stock Options

Options granted under the 2004 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The price of any stock option granted may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, if the grant provides, in common stock. Generally, no option may be exercised during the first year of its term or such longer period as may be specified in the option grant.

The 2004 Plan allows the Committee to make unvested stock options immediately exercisable upon a change of control or in its discretion.

Generally, all options terminate after a ten-year period from the date of the grant; however, an option may be exercisable for a period of up to ten years and six months, if necessary, to conform with or take advantage of certain governmental requirements, statutes or regulations.

The Committee determines the terms of each stock option grant at the time of the grant.

Shares from the 2004 Plan underlying options that have terminated or lapsed, including options that have been surrendered unexercised, may be made subject to further options or awards at an exercise price of no less than the fair market value of the underlying stock at the time of the further grant, a term of no longer than 10 years (except as described above), and a vesting period of one or more years from the grant date (except as described above).

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may, but need not, relate to options. The Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR may not be granted at less than the fair market value of the stock on the date the SAR is granted and cannot have a term of longer than ten years. Distributions to the recipient may be made in common stock, in cash or in a combination of both as determined by the Committee.

Stock Awards

The 2004 Plan provides for the granting of stock awards and performance awards. If approved by our shareholders, this Plan will replace the current 2001 Performance-Contingent Share Award Plan and no new performance periods will begin under that Plan. It is expected that any executive performance award would have as a performance measure total shareholder return and also could include other measures such as: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return, and/or economic value added, of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed.

Performance goals may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations or comparable businesses. The performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code. These performance goals and measures will be described in the Compensation Committee Report.

Transferability

Unless otherwise determined by the Committee, awards granted under the Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any options or awards may be exercised only by the employee.

Certain Adjustments

In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations:

•	in the number and kind of shares for which any options or awards may thereafter be granted, both in the aggregate and as to each optionee;
•	in the number and kind of shares subject to outstanding options and awards;
•	in the option price; and
•	other adjustments as the Committee deems appropriate.

Amendment and Revocation

The Board may amend or revoke the Plan, but may not, without prior approval of our shareholders:

•	increase the maximum number of shares of common stock that may be issued under the 2004 Plan or the number of shares of common stock that may be issued to any one participant;
•	extend the term of the 2004 Plan or of options granted under that Plan;
•	grant options with an exercise price below the fair market value of the common stock on the date of grant; or
•	take any other action that requires shareholder approval to comply with any tax or regulatory requirement.

Plan Benefits

Future benefits under the 2004 Plan are not currently determinable. However, current benefits granted to Executive Officers and all other employees would not have been increased if they had been made under the proposed 2004 Plan.

The Summary Compensation, Option Grants in 2003 and the Long-Term Incentive Plan Awards in 2003 tables show the awards that would have been made in 2003 if the 2004 Plan were in effect at that time.

U.S. Tax Treatment of Options and Awards

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to us at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares, upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, we will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to us at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then market value of the shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted.

If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Stock Awards/ Performance Awards

No income will be recognized at the time of grant by the recipient of a stock award or performance award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to us in an amount equal to the compensation realized by the employee.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States

The grant and exercise of options and awards under the 2004 Plan to non-employee Directors and to employees outside the United States may be taxed on a different basis.

On February 26, 2004, the closing price of our common stock traded on the New York Stock Exchange, as published in the Wall Street Journal, was $37.13 per share.

Your Board of Directors unanimously recommends a vote “FOR” the proposal to approve the Pfizer Inc. 2004 Stock Plan.

SHAREHOLDER PROPOSALS

We expect the following proposals (Items 4 through 10 on the proxy card) to be presented by shareholders at the Annual Meeting. We are reprinting the proposals in the order in which we received them. Some of the proposals contain assertions about Pfizer that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Names, addresses and share holdings of the various shareholder proponents and, where applicable, of co-filers will be supplied upon request.

ITEM 4—Shareholder Proposal Requesting Review of the
Economic Effects of the HIV/AIDS, Tuberculosis and
Malaria Pandemics on the Company’s Business Strategy

Whereas:

Investors have an interest in how our company balances long-term issues with shorter-term performance;

One long-term factor relevant to our company is the public health crisis confronting emerging markets and its implications for the future sustainability of our company’s sector’s current business model;

There are more than 42 million people worldwide currently living with HIV/AIDS, over 95% of whom live in the developing world;

Effective treatments for HIV/AIDS exist, but only 4% of those who need treatment have access to it;

According to UNAIDS, the HIV/AIDS pandemic is “creating or aggravating poverty among millions of people, eroding human capital, weakening government institutions and threatening business activities and investment”;

MALARIA kills between one and two million people each year and 300-500 million new cases occur every year;

Malaria is often treated in developing countries with drugs that are no longer effective, and people with resistant malaria cannot access the treatment that could save their lives;

In a report for the UN Conference on Financing for Development, UNAIDS states: “Increasing illness and death of large numbers of productive members of society will reduce overall production and consumption”;

The highly touted agreement at the World Trade Organization related to easing access to essential medicines in developing countries has several riders. They place new regulatory burdens and additional uncertainty on countries and companies importing and exporting generic essential medicines.

In an analysis of how the world’s eleven largest pharmaceutical companies (by market capitalization) are managing the investment risks arising from the major issues surrounding the acute health problems of developing countries, our company received a score of 40% with the highest rating greater than 80%. Core Ratings’ analysis stated that “Pfizer is involved in a number of joint public-private partnerships in treating trachoma and AIDS-related infections but its formal policies on the issues covered in this report [e.g., the burden of disease in developing countries and access to essential medicines] are weak and the company discloses little on implementation.” (Philanthropy or Good Business? Emerging Market Issues for the Global Pharmaceutical Industry, Core Ratings, May 2003).

The World Bank reports that in southern Africa and other affected regions “a complete economic collapse will occur” unless there is a response to the HIV/AIDS pandemic. Even “a delay in responding to the outbreak of the epidemic, however, can lead to collapse.” (The Long-run Economic Costs of AIDS, June 2003, The World Bank).

RESOLVED: Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2004 annual meeting. This report developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement:

Investors want to feel confident that our board has fully considered the risks and opportunities our company faces in relation to the public health crisis in emerging markets, and has effective policies and processes in place for dealing with the challenges.

YOUR COMPANY’S RESPONSE

The most fundamental ways in which Pfizer can contribute to meeting the health care needs of patients living in less developed countries is through a vigorous drug discovery program, aggressive partnerships to treat patients and enhance medical infrastructure in the developing world, and support for education, volunteerism, and training initiatives in poor resource settings. The Company has a number of initiatives under way that already support these objectives. We devote significant resources to programs pertaining to the HIV/AIDS, tuberculosis and malaria pandemics in developing nations, and we are actively participating in a number of projects designed to identify the broader social and economic costs derived from AIDS in resource-poor developing countries. We are a participating sponsor of the Joint United Nations Programme on HIV/AIDS (UNAIDS) planning project to study the impact of the pandemic in sub-Saharan Africa through 2020. We are also a member of the World Economic Forum’s Global Health Initiative, whose work focuses on the business implications of AIDS and other diseases of poverty.

Leadership in the Policy Environment

Pfizer has, for many years, taken a leadership role in fighting HIV/AIDS in developing countries through a number of partnerships with both non-governmental organizations (NGOs) and governments. The Company is a member of the Global Business Coalition on HIV/AIDS, and we support the Global Fund to Fight AIDS, TB and Malaria. We are also a member of the Global Health Council—the preeminent coalition of NGOs on the diseases of poverty issue—and we are sponsoring their 2004 annual meeting, which will examine the need for increased investments in the health of children in AIDS frontline states. Employees of the Company collaborate and participate with private foundations, NGOs, and multilateral organizations, such as the World Economic Forum, World Health Organization, World Bank, and UNAIDS to address the burden of disease in developing countries. Our Chairman and CEO is a member of the U.S. Presidential Advisory Council on HIV/AIDS, a bipartisan advisory council which provides expert advice to the President and the Executive Branch on a variety of issues and programs related to the AIDS pandemic. We have also been engaged in productive dialogue with several religious orders to gain insight into ways that Pfizer can continue to lead in addressing the HIV/AIDS pandemic.

Research & Development

HIV/AIDS

The Company is developing new medicines, including a compound in advanced development that has demonstrated effectiveness against many resistant HIV strains and a compound in Phase II studies that has a novel mechanism of action. Laboratory tests show it is effective against HIV strains resistant to the current class of anti-HIV drugs.

Malaria

In addition to efforts to combat AIDS, Pfizer is currently working on a medicine for drug-resistant malaria. Pfizer’s experimental treatment, currently in Phase III, the most advanced stage of clinical testing, combines our antibiotic, Zithromax, with chloroquine, a 30-year old malarial treatment. This combination appears to be three times as effective against resistant malaria as either drug alone. Clinical trials are ongoing in India and Indonesia and we expect to begin trials in Kenya and Uganda in April. Additionally, partnerships with the Liverpool School of Tropical Medicine and Tempere University (funded by foundations, including the Wellcome Trust) are investigating azithromycin/fansidar combination products.

These experimental compounds offer great promise in the fight against HIV/AIDS and malaria, and we are hopeful that the clinical development of these compounds will address the unmet need for new and accessible therapies to treat these devastating diseases.

Treatment and Training

The Diflucan Partnership Program

In 2001, Pfizer created the Diflucan Partnership Program, a unique public-private initiative with ministries of health, local clinicians, and NGOs in developing countries hardest hit by AIDS. The Diflucan Partnership Program is a drug donation program that offers free Diflucan (fluconazole) to HIV/AIDS patients with two common opportunistic infections: cryptococcal meningitis, a life-threatening infection of the brain, and esophageal candidiasis, an infection of the esophagus. The program also educates and trains health care providers in how to treat people living with HIV/AIDS.

As of January 2004, Pfizer had donated Diflucan to governments and NGOs in 915 sites in 19 countries hardest hit by HIV/AIDS. Through the Program, Pfizer has treated 35,000 patients using more than 4 million free doses of Diflucan, and trained 16,000 healthcare workers in the diagnosis and treatment of fungal opportunistic infections. We plan to expand the program to other NGOs and governments in Africa, Asia, Latin America and the Caribbean.

The Academic Alliance Foundation and the Infectious Disease Institute

As part of our commitment to improve the medical infrastructure in subSaharan Africa, we are helping to fund the building of an Infectious Diseases Institute (IDI) in Kampala, Uganda, and spearheading infrastructure improvements to build the capacity of countries to manage infectious diseases, especially HIV/AIDS. Together with North American and Ugandan infectious disease experts, the Company is building a regional HIV/AIDS treatment and training institute at Makerere University in Kampala, the first major addition to Uganda’s academic medical infrastructure in 35 years. Completion of the IDI is scheduled for later this year. Meanwhile, over 1,800 patients have received clinical services in temporary facilities, and more than 150 doctors have been trained in HIV/AIDS care and prevention.

Global Health Fellows

Our newest international initiative is the Pfizer Global Health Fellows program. The Company sponsors employees who volunteer with NGOs fighting poverty and disease in Asia, Africa, Eastern Europe, and Latin America for up to 6 months. In 2003, eighteen Global Health Fellows lent their skills as physicians, nurses, epidemiologists, health educators, and grant writers to organizations in resource-poor settings that need, but cannot access, this expertise.

As for a report to shareholders, we already communicate with shareholders on the Company’s activities and programs, primarily through our annual report to shareholders. In addition, the details of all our major international philanthropic activities are published on our Website at www.pfizer.com under “Caring for Community—Partnerships for a Healthier World—Global Health.”

In summary, Pfizer, acting alone, cannot possibly solve the onerous disease burden in many of the poorest countries in the world. But by acting in concert with others, sharing our technical, financial, and human capital assets, and remaining faithful to our core competencies, we can find innovative ways to meet patient needs. For these reasons, we believe that proponents’ resolution is duplicative of existing efforts, does not represent an enhanced benefit to the Company and its shareholders, and will do little to improve the health status of the thousands of victims suffering from HIV/AIDS, tuberculosis and malaria.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 5—Shareholder Proposal Relating to Political Contributions

It is recommended to the Board of Directors that Pfizer implement a new policy which will prevent the contribution and/or distribution of any company monies, goods or any other type of financial largess to any registered political party or entity. This policy shall include individuals seeking elective office. This formal policy would apply to all candidates for local, state or federal office.

YOUR COMPANY’S RESPONSE

Pfizer’s involvement in the political process is essential. The pharmaceutical business is one of the most highly regulated industries in our country. Pfizer is directly impacted by federal tax, trade, environmental and health policies, including the recent enactment of a Medicare prescription drug benefit. Additionally, state governments have become increasingly active in proposing further regulations on the pharmaceutical industry, including price and access controls. As a major participant in this highly regulated business environment, Pfizer must be actively involved in the political process. Indeed, it is vital that we engage in appropriate activities to help elect policy makers who support innovation and access in health care.

Pfizer complies fully with all federal and state laws and reporting requirements governing corporate contributions to political candidates and committees. While U.S. federal law prohibits the Company from contributing to candidates for U.S. federal office and national party committees, we do make contributions to state political parties and to candidates for state office in states where such contributions are permitted. These contributions are not only legal but customary for large U.S. corporations, and constitute legitimate business expenses under applicable tax laws. We also administer the Pfizer Political Action Committee (Pfizer PAC), which pools voluntary contributions by Pfizer employees to support candidates who value innovation and access in health care.

It is in the best interests of our shareholders that the Company and its employees through the Pfizer PAC participate fully in the political process to help ensure a healthy future for our Company.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 6—Shareholder Proposal Relating to an Annual Report
on Corporate Resources Devoted to Supporting
Political Entities or Candidates

Whereas:

The pharmaceutical industry, and Pfizer in particular, spend significant financial and other resources to support political candidates and political entities.

Between January 1, 1991 and December 31, 2002 the Pharmaceutical Research and Manufacturers Association and its members gave $57.9 million in political contributions, including more than $35.5 million in soft money donations to the national political parties and more than $22.4 million in Political Action Committee (PAC) donations to federal candidates. Pfizer led this list, contributing more than $6.7 million. (Follow the Dollar Report, July 1, 2003, Common Cause)

Pfizer donated $1.8 million in 2002 in soft money and Political Action Committee funds, an increase of 600% from 1992. (Pharmaceutical Manufacturing: Long-Term Contribution Trends, The Center for Responsive Politics, 2003).

Pfizer donated $100,000 in soft money and Political Action Committee funds at a single gala dinner headlined by President George W. Bush in June of 2002. (Lobbies Force a Bitter Pill, Vikki Kratz, Newsday, pg. B4, 4 August 2002).

Whereas:

These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how their funds are being spent.

Although there are various disclosure requirements for political contributions they are difficult for shareholders to access and they are not complete. For example, corporate soft money contributions are currently legal in 49 states, but the disclosure standards can vary. Also, while corporations are not allowed to make direct contributions to candidates, they are allowed to fund the administrative support for PACs to which employees make contributions. Corporations can also make unlimited contributions to “Section 527” organizations political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates. These do not have to be reported.

Whereas:

Our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable. In addition public backlash can harm a company’s reputation and, as a result, its longer term business prospects.

Resolved:

Shareholders request that the Board of Directors adopt a policy to report annually to shareholders in a separate report on corporate resources devoted to supporting political entities or candidates on both state and federal levels. We suggest that the requested comprehensive report set forth and quantify, specifically and not in aggregate, company resources devoted to supporting political entities and candidates, to supporting third-party organizations which engage in political activity including section 527 organizations, and related expenditures of money and other resources.

YOUR COMPANY’S RESPONSE

As stated above in our response to the proposal in Item 5, Pfizer’s involvement in the political process is essential. We comply fully with all federal and state laws and reporting requirements governing corporate contributions to state political parties and candidates for state office in states where such contributions are permitted. Any contributions of the types described by the proponent are fully disclosed by the Company or by the recipient of the contribution, or by both the Company and recipient, in publicly available filings as required by applicable federal and state laws. In addition, any political contributions made by employees through the Pfizer PAC (described above in our response to the proposal in Item 5) are not only reported in accordance with applicable federal law, but are published in a report and made available to the public by the Company each election cycle. Contributions by the Company to candidates for state office in states where such contributions are permitted are also included in that report.

We believe that the Company’s current policies and practices as well as federal and state reporting requirements are sufficient to advance the Company’s interests and provide public disclosure. Adopting a policy as set forth in the proposal would create an unnecessary expense and would therefore not be a productive use of the Company’s funds.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 7—Shareholder Proposal
Seeking to Impose Term Limits on Directors

RESOLVED: “That the stockholders of Pfizer recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.”

REASONS: “The President of the U.S.A. has a term limit, so do Governors of many states.”

“Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. The New York Stock Exchange recently adopted a six year term limit for its Directors.”

“No director should be able to feel that his or her directorship is until retirement.”

“In my opinion Directors will be more likely to make INDEPENDENT decisions if they know they have a definite term limit.”

“If you AGREE, please mark your proxy FOR this resolution.”

YOUR COMPANY’S RESPONSE

Arbitrary six-year terms for members of Pfizer’s Board of Directors might not be in the best interests of the Company and its shareholders. Employing such a policy could result in the premature departure of Directors who have acquired extensive knowledge, insight and perspective about the Company’s business operations. Rather than deprive the Company and the Board of the service of highly valued Directors by imposing fixed term limits, our Board follows the following practices, as stated in our Articles of Incorporation and in our Corporate Governance Principles:

•	All Directors are elected on an annual basis, following formal nomination by the Corporate Governance Committee of the Board.
•	When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director must tender his or her resignation for consideration by the Corporate Governance Committee, which recommends to the full Board the action, if any, to be taken with respect to the resignation.
•	Directors are required to retire from the Board when they reach the age of 70.

In addition, and as outlined in this Proxy Statement, pursuant to the recently adopted New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of Director Qualification Standards with respect to the determination of director independence. These standards must be met by all Directors not only at the time of initial election to the Board, but continuously throughout the term of each Director’s service.

We believe that the principles and practices currently in place provide the means to ensure the continuity of independent oversight by the Pfizer Board, and that requiring term limits could weaken the current strong performance of the Board and undermine our system of corporate governance.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 8—Shareholder Proposal Requesting a Report on
Increasing Access to Pfizer Products

WHEREAS:

Access to pharmaceutical products is an essential component of adequate health care for all Americans;

In 2002 Pfizer stated: “over the past decade, after accounting for discounts to federal government buyers and Medicaid, Pfizer’s annual price increase in the United States have averaged less than the annual rate of inflation as measured by the Consumer Price Index (CPI).” (Improving Access to lnnovative Medicines, Pfizer Forum, 2002);

U.S. spending for prescription drugs was $140.6 billion in 2001, more than tripling since 1990. Such spending is projected to rise to $445.9 billion by 2012. (The Kaiser Family Foundation, Prescription Drug Trends, March 2003 and Health Affairs, Health Spending Projections for 2002-2012, 7 February 2003);

Price increases accounted for one-third of the increase in spending for prescription drugs in 2001 (Prescription Drug Expenditures 2001, National Institute of Health Care Management Research and Education Foundation, May 2002);

A report by Families USA, using data from the Pennsylvania Pharmaceutical Association Contract for the Elderly Program, found that on average, prices for the 50 most-prescribed drugs to the elderly rose nearly three-and-one-half times the rate of inflation from January 2002 to January 2003, compared to just under three times in the previous year. Pfizer products Lipitor, Norvasc, Celebrex, Xalatan, Zoloft and Glucotrol are among the top 50. (Out of Bounds, Families USA, 2003);

In 2002-03, the price increase of Lipitor (20mg) was 4.5 times the CPI; Celebrex 200 mg: 2.6 times the CPI, Norvasc 5 mg: twice the CPI, Xalatan: 3.3 times, the CPI: Zoloft 50 mmg: 2.8 times the CPI, Glucotrol XL 10 mg: 7.1 times the CPI (Out of Bounds);

These price increases are based on the average wholesale price, the price drug marketers suggest wholesalers charge pharmacies. People with no prescription drug coverage do not benefit from discounts negotiated by bulk purchasers of pharmaceuticals;

23% of Americans under 65 in 1996 and 38% of Medicare beneficiaries in 1999 had no prescription coverage. (Department of Health & Human Services, Report to the President, Prescription Drug Coverage Spending, Utilization, and Prices, April 2000 and Health Affairs, Trends in Medicare Supplemental Insurance and Prescription Drug Coverage, 1996-1999, 27 February 2002).

Our company has instituted a prescription drug discount card, the Pfizer Share Card, which enrolls 355,000 low-income Medicare-eligible individuals with no prescription coverage. This is about 8.5 % of the 4.2 million eligible participants, and 2.8% of the 12.9 million Medicare enrollees with no prescription coverage. (Pfizer, Report To America, June 2003 and Health Affairs, Trends in Medicare Supplemental Insurance and Prescription Drug Coverage, 1996-1999, 27 February 2002).

RESOLVED:

Shareholders request the Board of Directors report by September 2004 on measures our company is taking to contain the price increases of its most-prescribed drugs to levels equal to or below the annual rate of inflation.

SUPPORTING STATEMENT:

We believe enacting this proposal will help to align our company with its previously stated commitment on prescription drug price increases.

YOUR COMPANY’S RESPONSE

In 2001, Pfizer established a new mission: To become the world’s most valued company to patients, customers, colleagues, investors, business partners, and the communities where we work and live. In seeking to achieve this mission, we must continually balance our obligations to these constituencies, all of whom are important to us.

We recognize that there are many people in America who do not have access to coverage for prescription drugs. This is why we established a number of programs to help those most in need and why we worked hard to enact a meaningful drug benefit under Medicare. The Pfizer for Living Share CardTM is our newest such program. The Pfizer Share Card provides qualified Medicare beneficiaries with up to a 30-day supply of most Pfizer prescription medicines for a flat fee of $15 per prescription. To be eligible, an individual must be enrolled in Medicare, have a total annual income of $18,000 or less ($24,000 for couples), have no prescription drug coverage, and not be eligible for Medicaid or any publicly-funded prescription assistance program. Since its inception in January 2002, the Pfizer Share Card program has enabled over 500,000 low-income Medicare beneficiaries to purchase more than 4 million prescriptions for Pfizer medications for a mere fraction of the retail price.

In addition, our long-running Sharing the Care program provides low-income, uninsured patients with Pfizer medicines free of charge through over 380 federally funded community health centers across the country. To date, Sharing the Care has served more than 2.5 million patients by providing over 8 million free prescriptions. Finally, our Connection to Care program helps low-income, uninsured patients by providing Pfizer medicines free of charge through individual doctors’ offices. We also have a number of product-specific patient assistance programs, as well as numerous drug donation programs in developing countries.

The medicines we sell are highly valuable and have the potential to help people live longer and higher-quality lives. Additionally, in many cases our medicines have the potential of keeping people well and out of the hospital, thereby avoiding the exceptionally high costs associated with illness. Being forced to arbitrarily limit price changes to the annual rate of inflation could place our Company at a disadvantage relative to our competitors and reduce our ability to fund research and development. Pfizer is committed to doing our part to respond to the public need today, but we also care about patients who are still waiting for treatments that fully address their needs. Prices that adequately correspond to the value of our products provide us and patients the best chance of success.

Pfizer has a well-established history of moderate pricing in the U.S. market. Over the past decade, we have typically introduced our new medicines at prices lower than those of competing products and have typically raised prices over time less than have the makers of those other products. Recent business conditions have dictated that prices of certain products and dosage strengths have been increased more substantially than has been the practice in the past. Despite these increases, in the main Pfizer’s products remain priced below key competing products. Over the course of the past decade, Pfizer’s price increases have outpaced inflation by only a small amount.

Therefore, in light of our commitment to access, our long-standing record of modest price increases, and our responsibility to maintain the highest possible shareholder value, we believe that the resolution as set forth by the proponent is unnecessary and not in the best interests of our Company, our patients, and our investors.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

ITEM 9—Shareholder Proposal on Stock Options

That the shareholders of Pfizer, assemble in annual meeting in person and by proxy, hereby request that the Board of Directors shall not issue any stock options to executive officers* lower than the highest stock price of the company1 at the time of grant2. The option shall contain a buyback provision by the company. The Board shall determine a reasonable return for the buyback price.

REASONS

1. The options are granted to be exercised over a period of several years. The lengthy exercise period creates an exercise price with a substantial discount, based on the time value of money.

2. The option should allow for the corporation to buy back the option at a price that is fair and reasonable for the executive. This policy would allow for the company to reasonably determine the cost to the company and avoid extreme compensation to the executive officers.

The buyback price would be adjusted to allow for a reasonable return and allow for proper expensing of the cost, if required on the income statement.

YOUR COMPANY’S RESPONSE

Pfizer’s executive long-term compensation program currently consists of a combination of stock options granted at the fair market value of our stock on the date of the grant and performance-contingent shares. Performance-contingent shares, as discussed in the Compensation Committee Report to Shareholders, are valued at the price of the shares on the payment date.

Over a period of 10 years, our annual stock option grants have been issued at a range of prices representing the changes in the share price over that period. We believe that employee stock options, which are granted by the Company in accordance with the principles noted in the Compensation Committee Report to Shareholders, play an important role in linking compensation with the performance of the Company and in aligning the interests of employees with the interests of shareholders.

Stock options provide a strong incentive for management to seek to enhance shareholder returns, which benefit all of our shareholders. The restrictions to the pricing of stock options as set forth in proponent’s resolution would result in seriously reducing or even eliminating the incentive value of future stock option grants. In addition, without an effective stock option program, our ability to attract and retain talented executives could also be placed at risk.

Furthermore, the number of options granted to Pfizer employees last year as a percent of the total number of outstanding shares is in line with option grant levels at other pharmaceutical companies and is much lower than grant levels in many other industries.

Finally, the proponent’s meaning of the term “buy back provision” and its implications to this proposal are not clear. It is ambiguous as to what the proponent would intend. We are simply unable to respond to or give support to that portion of the proposed resolution. We believe, therefore, that the resolution as set forth by the proponent is not in the best interests of our Company or our investors.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

*     Terminology of Securities & Exchange Letter of 1/16/03.
1     Adjusted for stock splits
2     Highest stock price going back 10 years.

ITEM 10—Shareholder Proposal on In Vitro Testing

This proposal relates to Pfizer’s (or “the Company”) policies with respect to corporate stewardship, human health, good science, and animal welfare. Given the availability of five validated non-animal (in vitro) tests for assessing dermal and pyrogenic effects, Pfizer should commit to using these in vitro methods in place of animal testing.

WHEREAS, the Company should demonstrate its commitment to the highest ethical standards in its business practices including i) protecting the public health, and ii) promoting good science and eliminating unnecessary and painful animal experiments by using available, validated in vitro assays for testing Pfizer’s products;

NOW, THEREFORE, BE IT RESOLVED that the shareholders of Pfizer request that the Board:

1.	Issue a policy statement publicly committing to use in vitro tests for assessing skin corrosion, skin absorption, skin irritation, phototoxicity and pyrogenicity endpoints, and generally committing to the elimination of product testing on animals in favor of validated in vitro alternatives; and
2.	Formally request that the relevant regulatory agencies accept validated in vitro tests as replacements to animal tests.

Supporting Statement: Pfizer has a responsibility to use non-animal test methods, not only because they are generally more reliable, faster, and more economical, but also to eliminate abuses such as the one occurring at Pfizer’s Kalamazoo facility in August 2003, when a dog left in a transport cage was scalded to death in an automatic cage washing system.

Testing for skin corrosion, irritation, and absorption, phototoxicity, and pyrogenicity on animals is no longer necessary. These endpoints can be tested using non-animal methods.

Testing for skin corrosion can be accomplished using skin equivalent tests such as EpiDermTM and EpiSkinTM. In the animal test, rabbits are locked into full body restraints and the chemical is applied to shaved skin for several hours. Canada, the European Union, and most countries in the Organization for Economic Cooperation and Development (OECD) have accepted the in vitro tests as total replacements for animal tests.

The rate of chemical absorption through the skin can be determined using isolated human skin tissue instead of applying substances to the skin of living animals. This in vitro approach has been accepted as an OECD Test Guideline, and in several European countries is the default approach for skin absorption testing.

Once a chemical has been determined to be non-corrosive, its potential to cause mild irritation can be tested using a clinical skin patch test. Regulators in Canada accept the use of clinical skin-patch test volunteers as a valid replacement for animal based skin irritation testing.

Phototoxicity, an inflammatory reaction caused by the interaction of a chemical with sunlight, can be evaluated using the 3T3 Neutral Red Uptake (“NRU”) test. The animal based test involves applying different concentrations of a chemical on the shaved skin of guinea pigs, and exposing half of the animals to ultraviolet radiation for at least two hours. The NRU test has been accepted throughout Europe and by the OECD as the official test guideline for phototoxicity.

Pyrogenicity refers to the inflammatory reaction and fever that can occur when certain intravenous drugs and pharmaceutical products interact with the immune system. The animal test consists of locking rabbits in full-body restraints, injecting test substances into their blood stream, and monitoring temperature. The in vitro pyrogen test validated in Europe as a total replacement for the rabbit test, involves using blood donated by healthy human donors. The in vitro test is more accurate, and the results more quickly attainable.

YOUR COMPANY’S RESPONSE

We are pleased to inform the proponent and all our shareholders that we already use every in vitro (non-animal) test mentioned in the proposal, and more. Pfizer is fully committed to the use of alternative testing methods wherever such tests are scientifically valid and do not compromise patient safety or the effectiveness of our medicines. In addition, we are already working with regulators in an effort to increase the use of alternative models where such alternatives can be used appropriately. We are, however, in agreement with regulators that the overall testing process must involve some level of in vivo (animal) testing in order to meet our overriding responsibility to provide patients with medicines that are both safe and effective.

We are committed to the principles embodied by the 3Rs of animal research: seeking alternatives that Reduce, Replace or Refine our work with animals when such alternatives are available and appropriate. At Pfizer, we’ve added fourth and fifth “Rs” as fundamental and important principles: Respect for animals and Recognition of the important contributions that animal-based research makes to our goal of improving human and animal health worldwide. We approach all research involving animals with the highest level of humane concern. In fact, the care of all the animals that assist in our research meets or exceeds relevant local, national and international regulations. The tragic death of the dog mentioned in proponent’s statement was the result of an unfortunate but isolated accident. Procedural changes have already been implemented to ensure that such an accident will not happen again.

Pfizer has always supported the use of in vitro alternatives, including those listed in proponent’s resolution, wherever such tests are scientifically valid and legally permitted. We have invested significant resources into streamlining the drug discovery process while reducing and refining the use of animal studies. A tiered approach is used to eliminate the more toxic, less effective compounds at the earliest possible stages of the discovery process, minimizing the number of in vivo experiments conducted, and refining those experiments considered necessary to ensure public safety and confidence.

Certain in vitro tests can be, and are, used as screening tools in the early stages of the discovery process, markedly reducing the number of compounds that ultimately reach the stage of animal testing. In addition, other alternative methodologies have been implemented to minimize animal use in worker safety testing and quality control. These tools, however, typically represent only a small component of the testing currently required by U.S. regulatory agencies, and must be supported with more conventional in vivo data. The proposal as stated is, therefore unfeasible in view of our research and development goals of insuring the safety and effectiveness of our medicines.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation				Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Restricted Stock Awards(3) ($)	Securities Underlying Options (#)	LTIP Payouts(4) ($)	All Other Compensation ($)

Dr. McKinnell	2003	2,042,700	4,607,400	19,534	0	1,000,000	2,786,978	249,390	(5)
Chairman and CEO	2002	1,809,900	3,499,300	25,518	0	900,000	4,995,648	205,915	(5)
	2001	1,516,667	2,780,800	28,123	0	800,000	7,920,000	117,743	(5)

Ms. Katen
Executive V.P.; President,	2003	1,086,700	1,434,400	10,459	326,840	275,000	1,510,448	103,631	(5)
Pfizer Global	2002	984,100	1,240,200	22,039	0	250,000	2,695,392	90,871	(5)
Pharmaceuticals	2001	854,625	1,043,400	30,448	0	330,000	4,108,500	63,397	(5)

Mr. Shedlarz	2003	889,133	1,043,100	8,108	260,866	225,000	1,216,379	79,922	(5)
Executive V.P. and CFO	2002	834,000	886,900	19,471	0	200,000	2,328,480	70,369	(5)
	2001	772,800	736,900	21,577	0	330,000	3,861,000	59,860	(5)

Mr. Kindler	2003	827,900	901,500	8,254	248,989	200,000	857,703	68,962	(5)
Senior V.P. and	2002	725,000	704,600	30,258	798,000	150,000	0	621,934	(5)(6)
General Counsel	2001	0	0	0	0	0	0	0

Dr. Corr	2003	806,000	815,000	42,654	242,403	110,000	1,316,630	89,354	(5)(7)
Senior V.P., Science	2002	705,700	530,000	43,704	0	100,000	797,328	114,625	(5)(7)
and Technology	2001	630,000	530,000	9,018	0	250,000	0	42,076	(5)(7)

(1)	The amounts shown in this column constitute the Annual Incentive Awards made to each officer based on the Board’s evaluation of each officer’s performance. These awards are discussed in further detail in the Compensation Committee Report.
(2)	The amounts shown in this column represent tax payments made by us on behalf of each officer relating to his or her use of Company transportation and personal financial counseling. For Mr. Kindler and Dr. Corr, in 2002 and 2003 the amounts also include tax payments relating to temporary housing costs incurred in connection with their relocations.
(3)	The amounts shown in this column represent the dollar value of the Company’s common stock on the date of grant of the restricted stock. All grants of restricted stock were made under our 2001 Stock and Incentive Plan, or were made under its predecessor Plan.
On February 27, 2003, Ms. Katen received a grant of 11,117 shares of common stock, Mr. Shedlarz received a grant of 8,873 shares of common stock, Mr. Kindler received a grant of 8,469 shares of common stock, and Dr. Corr received a grant of 8,245 shares of common stock. The dollar values shown above are based on the closing price of our common stock ($29.40) on February 27, 2003. These restricted stock grants vest on February 27, 2006. Dividends for these restricted shares are reinvested in Pfizer common stock. As of December 31, 2003, this reinvestment resulted in the following amounts of additional shares of common stock: 156 shares for Ms. Katen, 124 shares for Mr. Shedlarz, 118 shares for Mr. Kindler and 115 shares for Dr. Corr.
On January 2, 2002, Mr. Kindler received a grant of 20,000 shares of common stock. This restricted stock grant vests one fifth, each year, beginning on January 2, 2003.
Dividends are paid during the restricted period on all restricted shares.
As of December 31, 2003, the aggregate number of shares of restricted stock held by the officers, and the dollar value of such shares, was: Dr. McKinnell, 50,000 shares ($1,766,500), Ms. Katen, 11,117 shares ($392,764); Mr. Shedlarz, 8,873 shares ($313,483); Mr. Kindler, 24,469 shares ($864,490); and Dr. Corr, 8,245 shares ($291,296). The dollar values are based on the closing price of our common stock ($35.33) on December 31, 2003.
(4)	The 2003 payout represents the dollar market value of shares of our common stock on February 26 , 2004 (the payment date), earned under the Company’s previous Performance-Contingent Share Award Program using the closing sales price of our common stock ($37.13) on the New York Stock Exchange on that date. The number of Performance-Contingent Shares awarded to each Named Executive Officer was as follows: Dr. McKinnell, 75,060 shares; Ms. Katen, 40,680 shares; Mr. Shedlarz, 32,760 shares; Mr. Kindler, 23,100 shares; and Dr. Corr, 35,460 shares; and all Executive Officers as a group, 259,260 shares.
(5)	The amounts shown represent Company matching funds under the Pfizer Savings Plan (a tax-qualified retirement savings plan) and related Supplemental Plan, which are discussed under the heading “Employee Benefit and Long-Term Compensation Plans.” For Dr. Corr, these amounts also reflect his participation in the former Warner-Lambert Plans.
(6)	The amount shown also includes a $450,000 sign-on payment as well as $43,141, the value of housing provided by Pfizer to Mr. Kindler, and $120,085 for costs relating to his relocation.
(7)	The amounts shown also include above-market interest earned on deferred annual bonus payments under the Warner-Lambert Incentive Compensation Plan; $7,424 for 2003; $15,031 for 2002; and $30,082 for 2001. This plan is described in this Proxy Statement under the heading “Employee Benefit and Long-Term Compensation Plans.” In addition, for 2003 and 2002, the amount includes $46,858 and $49,122, respectively, the value of housing provided by Pfizer to Dr. Corr, and for 2002 also includes $37,573 for costs relating to his relocation.

Valuation of Perquisites

The Company provides a taxable allowance of up to $10,000 to our executive officers for financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual charge for the services.

In addition, our executive officers may occasionally use the Company’s aircraft or Company-leased cars for personal travel.

Under Internal Revenue Service (IRS) regulations, since Dr. McKinnell is required to use Company aircraft for personal travel pursuant to the terms of an independent third-party security study, such use is valued at two times the Standard Industry Fare Level (SIFL) rates, as published by the IRS. For all other executive officers, airplane use is valued at four times the SIFL rate and helicopter use is valued at three times that rate.

For all executive officers, under IRS regulations personal use of a Company-leased car is valued on the basis of the cost of the annual lease.

The aggregate value of these benefits for each of the Named Executive Officers did not exceed $50,000 in 2003, 2002 or 2001.

Total Options Exercised in 2003 and Year-End Values

This table gives information for options exercised by each of the Named Executive Officers in 2003 and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the average ($35.21) of the high and low trading price of our common stock on December 31, 2003.

			Number of Securities Underlying Unexercised Options Held at 12/31/03		Value of Unexercised In-The-Money Options at 12/31/03

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Dr. McKinnell	0	0	2,322,158	2,593,000	24,449,185	6,179,640
Ms. Katen	64,800	1,698,013	909,450	894,000	7,088,250	1,766,820
Mr. Shedlarz	0	0	609,612	792,000	875,460	1,468,260
Mr. Kindler	0	0	0	350,000	0	1,176,000
Dr. Corr	0	0	750,600	420,000	4,419,312	646,800

Option Grants in 2003

This table shows all options to purchase our common stock granted to each of our Named Executive Officers in 2003 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by our shareholders as of December 31, 2003, using the exercise price of $29.33 and the same appreciation rates and compounded over a ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation of Option Term ($)

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/sh)(2)	Date	0%	5%	10%

Dr. McKinnell	1,000,000(1)	0.98%	29.33	2/26/13	0	18,445,479	46,744,466
Ms. Katen	275,000(1)	0.27%	29.33	2/26/13	0	5,072,507	12,854,728
Mr. Shedlarz	225,000(1)	0.22%	29.33	2/26/13	0	4,150,233	10,517,505
Mr. Kindler	200,000(1)	0.20%	29.33	2/26/13	0	3,689,096	9,348,893
Dr. Corr	110,000(1)	0.11%	29.33	2/26/13	0	2,029,003	5,141,891
Potential Gain for All Shareholders at Assumed Appreciation Rates					0	140,730,875,845	356,639,670,194

(1)	Option grants for Named Executive Officers who received grants in 2003 consisted of Key-Employee Grants that are exercisable, one-third on each anniversary date, beginning on February 27, 2006.
(2)	The exercise price for all stock option grants is the fair market value of our common stock on the date of the grant.

Long-Term Incentive Plan Awards in 2003

This table gives information concerning the participation of the Named Executive Officers in a long-term compensation plan called the 2001 Performance-Contingent Share Award Plan. Under this plan, they were awarded the right to earn shares of our common stock (Performance-Contingent Shares). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula, which measures our performance over a five-year period using total shareholder return (including reinvestment of dividends) and growth in diluted earnings per share, measured over the performance period relative to the industry Peer Group. If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned. These awards are also discussed in the Compensation Committee Report.

			Estimated Future Payouts Under Non-Stock-Price-Based Plans

		Performance Period (or
		Other Period Until
Name	Number of Shares(1)	Maturation or Payment)	Threshold(2) (#)	Target (#)	Maximum (#)

Dr. McKinnell	*	1/1/03-12/31/07	33,000	198,000	330,000
Ms. Katen	*	1/1/03-12/31/07	14,500	87,000	145,000
Mr. Shedlarz	*	1/1/03-12/31/07	9,800	58,800	98,000
Mr. Kindler	*	1/1/03-12/31/07	9,800	58,800	98,000
Dr. Corr	*	1/1/03-12/31/07	9,800	58,800	98,000

(1)	The actual number of Performance-Contingent Shares that will be paid out at the end of the applicable period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the Peer Group.
(2)	If our minimum performance in both measures is below the threshold level relative to the Peer Group, then no Performance Contingent Shares will be earned. To the extent the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

Compensation Committee Report

Overview of Compensation Philosophy and Program

The Compensation Committee establishes the salaries and other compensation of the executive officers of the Company, including its Chairman and CEO and other executive officers named in the Compensation Table (the “Named Executive Officers”). The Committee consists entirely of independent Directors who are not officers or employees of the Company. There were eleven meetings of the Committee in 2003, of which three involved executive sessions with no Pfizer employees present for all or a portion of the meeting. In accordance with the Committee’s Charter, the Committee engages an independent compensation consultant to advise the Committee on all matters related to CEO and other executive compensation.

The Company’s executive compensation program consists of salaries, Executive Annual Incentive Awards and long-term incentive compensation and is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success and reward them for their performance;
•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and
•	encourage significant ownership of Company common stock by executive officers.

The Committee also intends that all incentive compensation paid to the Named Executive Officers will be deductible for federal income tax purposes.

Evaluation of Executive Performance in 2003

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the Chairman and CEO and the Company’s other executive officers.

In 2003, the Committee considered management’s continuing achievement of its short and long-term goals, including:

•	the financial, operational and strategic merits of business development, notably the acquisition of Pharmacia;
•	improving operating margins;
•	revenue growth versus industry;
•	earnings-per-share growth;
•	exceeding the merger-related synergy/cost savings targets relating to the Pharmacia merger;
•	continued optimization of organizational effectiveness and productivity;
•	managing increased scale;
•	responding to customer value expectations;
•	the breadth of the current product portfolio, and the acceptance of those products in the marketplace, which drove considerable sales growth, resulting in furthering the Company’s position as the number one pharmaceutical company;
•	the number of promising product candidates under development by the Company; and
•	the development of talent and leadership throughout the Company.

The Committee also considers management’s responses to the changes occurring within the global marketplace for health-care products and services. The discovery by the pharmaceutical industry of innovative medicines that effectively treat chronic as well as acute health problems has focused attention on the issues of access and adequate third-party coverage for prescription drugs, particularly for low-income individuals and the elderly, both in the U.S. and other key markets (e.g., Japan). It is the Committee’s opinion that management continues to effectively develop and implement strategies within the marketplace and at the local and federal levels of government to address these issues, enabling the Company to remain a leader in the health-care industry. The success of these efforts and their benefits to the Company cannot, of course, be quantifiably measured, but the Committee believes they are vital to the Company’s continuing success.

Total Compensation

To establish target total compensation levels of Company executives, the Committee considers total compensation in the competitive market. The total compensation package for each executive is broken down into the three basic components of salary, annual incentive, and long-term incentive, as discussed in more detail below. No executive officer of the Company is receiving compensation from any subsidiary or affiliated organization of the Company. The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. To that end, Dr. McKinnell’s compensation is tied directly to the performance of the Company and is structured so that, due to the nature of the business, there is an appropriate balance between the long-term and short-term performance of the Company. We believe that it is imperative to balance these pay components. Target salary and bonus levels are generally set at the median of the Peer Group (as described with the Performance Graph) and a select group of large global companies, based on available survey data, after adjusting the data to reflect Pfizer’s scale and scope relative to that of the comparison companies. For 2003, the actual total compensation of Dr. McKinnell and the other Named Executive Officers generally fell in the upper quartile of total compensation paid to executives holding equivalent positions in these companies. The Committee believes that this position was consistent with the outstanding performance and relative market capitalization of the Company compared to these companies.

Salaries

The 2003 salaries of the Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table. Dr. McKinnell received a salary of $2,042,700 for 2003. For 2004, it has been set at $2,270,500, effective April 1. This effective date of April 1 represents a change from the previous effective date for merit increases of January 1, used in 2003 and earlier. In order to consolidate the planning of merit increases for all U.S. employees, which has historically occurred at various times throughout the year for different sites and employee groups, we have transitioned those various merit increase dates to a common effective date of April 1. As a result of this change in effective date, the merit increases for the Named Executive Officers, along with a large portion of the U.S. employee population, reflect a 15-month period since their last merit increase. All affected employees will receive a single payment to mitigate the impact of this change in effective date. This payment for Dr. McKinnell will be in the amount of $11,350, and will be paid to him shortly after April 1, 2004.

Executive Annual Incentive Awards

In 1997, the Board of Directors adopted and the shareholders approved the Pfizer Inc. Executive Annual Incentive Plan. Under the terms of this Plan, a maximum award of 0.3% of Adjusted Net Income as defined in the Plan was established for each employee participating in the Plan. This maximum exceeds the current level of Annual Incentive Awards made by the Committee, and the Committee will continue to base the awards on Company and individual performance criteria within the established maximum.

For 2003, an Annual Incentive Award of $4,607,400 for Dr. McKinnell was approved by the Committee and confirmed by the Board. The Annual Incentive Awards for 2003 paid to each of the Named Executive Officers are shown in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

In 2003, Dr. McKinnell and the other executive officers participated in the Company’s long-term incentive compensation program which consists of stock options and Performance-Contingent Share Awards.

Stock options granted to Dr. McKinnell and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that these officers may potentially earn, have, until 2003, been targeted to fall at the median of the value of long-term incentives granted by the Peer Group to executive officers holding comparable positions. In 2003, the Company began moving the targeted positioning toward the 75th percentile of the comparison companies in order to emphasize and support sustained exceptional performance, given the long-term, high-risk nature of our core business.

In 2003, the Committee granted restricted stock to certain executives of the Company for retention purposes. Dr. McKinnell did not receive this award; however, the other Named Executive Officers received awards as shown in the Summary Compensation Table and its related footnotes.

As a result of the acquisition of Pharmacia, the Committee has recommended to the Board of Directors that a new Stock Plan be submitted for shareholder approval. This plan, included in Annex 6 and described in Item 3 of this Proxy Statement, will provide a basis for future stock options and awards, which are designed to attract, retain and motivate our employees. If the new Plan is approved by shareholders, no future awards will be granted from the current plans; however, stock options and awards granted prior to the adoption of the new Plan will continue to be governed by the current Plans.

For 2004, the Compensation Committee has reduced the target stock option award for the CEO by 40% and has increased the target Performance-Contingent Share Award by an equivalent value to emphasize the importance of Company performance on both measures (total shareholder return and change in earnings per share) relative to the performance of the Peer Group. The target awards for Dr. McKinnell in 2004 are 300,000 options and 265,000 performance-contingent shares.

(a) Stock Options

The Committee granted stock options to each executive officer in February 2003 under the Company’s 2001 Stock and Incentive Plan.

The Named Executive Officers were awarded the number of stock options shown in the table headed “Option Grants in 2003.” As shown in the table, the stock option grants vest ratably on the third, fourth and fifth anniversary of the stock option grant. Dr. McKinnell was awarded 1,000,000 stock options in 2003.

(b) Performance-Contingent Share Awards

The Committee established awards for Dr. McKinnell and other executive officers, including the other Named Executive Officers, for the 2003-2007 performance period under the 2001 Performance-Contingent Share Award Plan. Payments pursuant to the awards are determined by using a non-discretionary formula comprised of the following two performance criteria measured over the applicable performance period relative to the performance of the Peer Group:

•	total shareholder return; and
•	diluted earnings per share growth.

The performance formula weighs the two criteria equally. If our performance in both measures is below the threshold level relative to the Peer Group, then no Performance-Contingent Shares will be earned. To the extent that the Company’s performance on either or both measures exceeds the threshold performance level relative to the Peer Group, a varying amount of shares of common stock up to the maximum will be earned.

The total number of shares earned by each of the Named Executive Officers for the performance periods ending December 31, 2003 is shown in footnote 4 to the “LTIP Payouts” column of the Summary Compensation Table. The number of Performance-Contingent Shares that the Named Executive Officers may earn at the end of the five-year performance period 1/1/2003-12/31/2007 is shown in the table headed “Long-Term Incentive Plan Awards in 2003.” Dr. McKinnell earned 75,060 shares for the 1999-2003 performance period, and the number of Performance-Contingent Shares that Dr. McKinnell may earn at the end of the five-year performance period (1/1/2003-12/31/2007) will range from 0 to 330,000.

In reviewing the Company’s performance relative to the Peer Group and the resulting awards under the program, the Committee determined that the reduction in the program awards due to the Pharmacia purchase accounting-related costs were inappropriate, given the substantial favorable impact of the acquisition on Pfizer Inc. and its shareholders. Therefore, the Committee will grant shares of restricted stock under the 2001 Pfizer Stock and Incentive Plan to the program participants, based on the difference in the actual program awards and the awards that would have been earned if the financial impact of non-cash charges associated with the acquisition are excluded. The grants will be determined and awarded shortly after the release of all of the Peer Group companies’ annual reports on Form 10-K, which will not be filed with the SEC until after the publication of this Proxy Statement. These restricted shares, if any, will not be deductible by the Company for tax purposes for the Named Executive Officers and will be disclosed in the Summary Compensation Table that will be included in the Proxy Statement relating to our 2005 Annual Meeting of Shareholders.

Stock Ownership Program

The Company maintains stock ownership requirements for its executive and other officers. “Stock ownership” is defined as stock owned by the officer directly or through the Company’s Savings Plan, or awarded pursuant to the 2001 Performance-Contingent Share Award Plan or its predecessor Performance-Contingent Share Award Program, and subsequently deferred. Under the current guidelines of the program established by the Committee, employee Directors (currently Dr. McKinnell) are required to own Company common stock equal in value to at least five times their annual salaries. The program also extends to the other Named Executive Officers and other members of the Pfizer Leadership Team, who are required to own Company common stock equal in value to at least four times their annual salaries. All other elected corporate officers are required to own Company stock with a value equivalent to three times their annual salaries, and all other participants in the 2001 Performance-Contingent Share Award Plan are required to own an amount equal in value to their annual salaries. The Committee has determined that, as of December 31, 2003, all employees covered by these guidelines met their ownership targets.

The Compensation Committee:

Mr. Burns (Chair)
Mr. Lorch
Dr. Mead
Mr. Raines

Performance Graph

This graph compares our total shareholder returns (assuming reinvestment of dividends), the Standard & Poor’s 500 Composite Stock Index (S&P 500), and an industry peer index compiled by us that consists of several companies (the Peer Group).(1) The graph assumes $100 invested at the per-share closing price of the common stock on the New York Stock Exchange Composite Tape on December 31, 1998, in Pfizer and each of the indices.

	1998	1999	2000	2001	2002	2003

PFIZER	100.0	78.5	112.3	98.3	76.5	90.1
PEER GROUP	100.0	90.7	118.9	102.8	80.2	82.8
S&P 500	100.0	121.0	110.0	96.9	75.5	97.2

(1)	The following companies comprise the Peer Group (A): Abbott Laboratories, Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Company, Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Schering-Plough Corporation, and Wyeth (formerly American Home Products Corporation). The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year).
	(A)	Pfizer merged with Warner-Lambert Company in 2000. Warner-Lambert Company was included as part of our Peer Group in our Proxy Statements for the years 1998 and 1999.
Pharmacia & Upjohn, Inc. merged with Monsanto Company to form Pharmacia Corporation in 2000. Pharmacia Corporation completed the spin-off of the Monsanto Company in August 2002. Pfizer merged with Pharmacia Corporation in 2003. Pharmacia was included as part of our Peer Group in proxy statements in the five-year period from 1998 to 2002.

Equity Compensation Plan Information

This table provides certain information as of December 31, 2003 with respect to our equity compensation plans:

	(a)	(b)	(c)
Plan category	Number of securities	Weighted-average	Number of securities
	to be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under
	warrants and rights	warrants and rights	equity compensation
			plans (excluding
			securities reflected in
			column (a))

Equity compensation plans approved by security holders	402,137,534(1)	$34.03	119,165,758(2)

Equity compensation plans not approved by security holders(3)	154,259,670	$29.66	39,482,655

Total	556,397,204	$32.79	158,648,413

(1)	This amount includes the following:
• 390,180,701 shares issuable upon the exercise of outstanding stock options.
• 6,024,333, 5,356,800 and 575,700 shares, respectively, issuable pursuant to outstanding share awards that have been granted under the Pfizer Inc. 2001 Performance-Contingent Share Award Plan, the previous Pfizer Inc. Performance-Contingent Share Award Program and the Pfizer Inc Stock and Incentive Plan, but not yet earned as of December 31, 2003. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a non-discretionary formula that measures our performance, in terms of total shareholder return and diluted earnings-per-share growth, over the applicable performance period relative to the performance of the industry peer group. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
(2)	This amount includes the following:
• 112,690,091 shares available for issuance pursuant to stock option awards that could be granted in the future under the Pfizer Inc. 2001 Stock and Incentive Plan, which includes 1,066,667 shares available for issuance pursuant to future restricted stock awards; any such restricted stock awards will reduce the number of shares available for issuance pursuant to future stock option awards.
• 6,475,667 shares available for issuance pursuant to Performance-Contingent Share Awards that could be granted in the future under the Pfizer Inc. 2001 Performance-Contingent Share Award Plan. The number of shares, if any, to be issued pursuant to such future awards will be determined by the formula described in note (1).
(3)	On April 16, 2003, Pfizer acquired Pharmacia Corporation and assumed three of Pharmacia’s stock-based plans pursuant to which subsequent awards can be made. The shareholders of Pharmacia previously had approved each of these plans. These plans provide for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards and other stock-based awards to employees, consultants and advisors of the company or its subsidiaries and affiliates. The number of shares available for grant pursuant to these plans has been appropriately adjusted to reflect the conversion ratio used in the acquisition of Pharmacia. The time periods during which these shares will be available will not be extended beyond the period when they would have been available under the plans, absent the acquisition. No options or any other awards will be granted under any of these plans to any legacy Pfizer or Pfizer subsidiary employees.
The amounts in this row consist of the following: column (a) – the number of shares issuable upon the exercise of the stock options outstanding under these three assumed Pharmacia plans; column (b) – the weighted average exercise price of such stock options; and column (c) – the number of shares available for issuance pursuant to stock awards that could be granted in the future under these plans.

In addition, on the date that Pfizer acquired Pharmacia Corporation, we assumed stock options outstanding under various Pharmacia plans pursuant to which no subsequent awards have been or will be made. As of December 31, 2003, 18,644,461 shares were issuable upon the exercise of stock options under these plans, and those options had a weighted average exercise price per share of $25.91. Information regarding those options is not included in the above table.

On June 19, 2000, Pfizer acquired Warner-Lambert Company and assumed stock options outstanding under various Warner-Lambert plans pursuant to which no subsequent awards have been or will be made. As of December 31, 2003, 55,511,619 shares were issuable upon the exercise of stock options under these plans, and those options had a weighted average exercise price per share of $19.44. In addition, 579,831 shares were issuable pursuant to the Warner-Lambert 1996 Stock Plan in settlement of Warner-Lambert Directors’ compensation that had been deferred by certain former Warner-Lambert Directors prior to Pfizer’s acquisition of Warner-Lambert. Information regarding those options and shares is not included in the above table.

If the Pfizer Inc. 2004 Stock Plan described in Item 3 of this Proxy Statement is approved by our shareholders, no further options or awards will be granted from any of the existing plans described in the above table.

Employee Benefit and Long-Term Compensation Plans

Pfizer Inc. Retirement Annuity Plan

The Pfizer Inc. Retirement Annuity Plan (the Retirement Plan) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees, including the Named Executive Officers. Benefits under the Retirement Plan are based upon the employee’s years of service and the employee’s highest average earnings for a five calendar-year period with us and/or our “Associate Companies,” and are payable after retirement in the form of an annuity or a lump sum. Earnings covered by the Retirement Plan are base pay, bonus, and restricted stock awards granted under the Company’s previous Stock and Incentive Plan, and Performance-Contingent Share awards granted for performance periods beginning prior to January 1, 2001. Any restricted stock awards granted after April 26, 2001, and any Performance-Contingent Share awards for periods beginning on January 1, 2001 and later, are not counted as earnings covered by the Retirement Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law. For 2004, the annual limitation is $205,000.

Benefits under our Retirement Plan are calculated as an annuity equal to the greater of:

•	1.4 percent of the participant’s highest final average earnings multiplied by years of service; or
•	1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service.

Years of service under these formulas cannot exceed 35. Contributions to the Retirement Plan are made entirely by us and are paid into a trust fund from which the benefits of participants will be paid.

The Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $165,000, payable at age 65. We also have an unfunded supplemental plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan. In certain circumstances, we fund trusts established to secure obligations to make payments under the supplemental plan.

Pension Plan Table

The following table shows, for the final compensation and years of service indicated, the annual pension benefit payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that:

•	payments will be made in the form of a 50 percent joint and survivor annuity (and both the Retirement Plan member and spouse are age 65);
•	during the period of employment the employee received annual compensation increases of six percent; and
•	the employee retired as of December 31, 2003.

As of December 31, 2003, Dr. McKinnell had 33 years; Ms. Katen had 29 years; Mr. Shedlarz had 27 years; and Mr. Kindler had 2 years under the Retirement Plan and the related supplemental plan.

	Years of Service
Remuneration	15	20	25	30	35

$ 100,000	$ 16,814	$ 22,418	$ 28,023	$ 33,627	$ 39,232
500,000	99,966	133,288	166,611	199,933	233,255
1,000,000	203,907	271,876	339,845	407,815	475,784
2,000,000	411,789	549,052	686,315	823,578	960,841
3,000,000	619,671	826,228	1,032,785	1,239,342	1,445,899
4,000,000	827,553	1,103,404	1,379,255	1,655,106	1,930,957
5,000,000	1,035,435	1,380,580	1,725,725	2,070,870	2,416,015
7,500,000	1,555,140	2,073,520	2,591,900	3,110,280	3,628,659
10,000,000	2,074,845	2,766,459	3,458,074	4,149,689	4,841,304
12,500,000	2,594,549	3,459,399	4,324,249	5,189,099	6,053,949
15,000,000	3,114,254	4,152,339	5,190,424	6,228,508	7,266,593

Compensation covered by the Retirement Plan and its related supplemental plan for the Named Executive Officers equals the amounts set forth in the 2003 “Salary,” “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table, as well as restricted stock awards granted prior to April 26, 2001 and Performance-Contingent Share Awards granted prior to January 1, 2002.

Dr. Corr is participating in the Warner-Lambert Retirement Plan. This Plan is a defined benefit, career-average plan, which was last updated effective December 31, 1999. The Plan provides that annual creditable earnings are determined by an employee’s January 1st base salary plus overtime and annual incentive awards. Benefits under this plan are generally calculated as an annuity equal to 1.5 percent of the participant’s creditable earnings.

Dr. Corr is also participating in the Warner-Lambert Supplemental Pension Income Plan (the “Warner-Lambert Supplemental Plan”). The benefits under this plan are based upon average final compensation (the total amount of an employee’s compensation for the three calendar years during which such employee’s compensation was the highest of the five-year period of service ending with the employee’s early or normal retirement date, divided by three). Compensation for this purpose is the sum of the employee’s January 1st base salary plus annual incentive awards. The benefit under the Warner-Lambert Supplemental Plan would be reduced by the benefit payable under the Warner-Lambert Retirement Plan and certain other retirement benefits including Social Security. The Warner-Lambert Supplemental Plan also provides for payment to eligible employees of amounts they would have received under the Warner-Lambert Retirement Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits. Dr. Corr’s accrued benefit under this plan, disregarding the offsetting benefits as of December 31, 2003, is about $210,000 payable annually in a joint and 50% survivor annuity at age 65. As of December 31, 2003, Dr. Corr had five years of service under the Warner-Lambert Retirement Plan and the Warner-Lambert Supplemental Plan.

2001 Performance-Contingent Share
Award Plan

Under the 2001 Performance-Contingent Share Award Plan, participating employees may be granted an opportunity by our Compensation Committee to earn shares of common stock, provided certain performance criteria are met. The performance formula is nondiscretionary and is comprised of two performance criteria:

•	total shareholder return (including reinvestment of dividends); and
•	growth in diluted earnings per share;

measured over the applicable performance period relative to the performance of the Peer Group. Our 100 highest-ranking employees are eligible to participate. All awards granted under the Plan are based upon a five-year performance period.

Awards granted under our previous Performance-Contingent Share Award Program were based on the same performance criteria described above.

This 2001 Performance-Contingent Share Award Plan will be replaced by the 2004 Pfizer Inc. Stock Plan, as described in Item 3 of this Proxy Statement, if the 2004 Plan is approved by our shareholders at our Annual Meeting, and no further awards will be granted under this 2001 Plan. However, outstanding awards granted under this Plan, or under our previous Performance-Contingent Share Award Program, will continue to vest after that time.

Awards earned by the Named Executive Officers under the current and previous Performance-Contingent Share Award plans for the performance period ended December 31, 2003, are shown in the “LTIP Payouts” column of the Summary Compensation Table. Receipt of shares awarded under the current Plan and the previous Program may be deferred.

Executive Annual Incentive Plan

The Named Executive Officers and other senior employees participate in the Executive Annual Incentive Plan. The purpose of this Plan is to ensure the tax deductibility of the bonus for the Company. The maximum individual annual bonus under this plan is 0.3% (three tenths of one percent) of Adjusted Net Income. The Annual Incentive Plan defines “Adjusted Net Income” to mean income before cumulative effect of accounting changes as shown on the audited Consolidated Statement of Income of the Company. If income before cumulative effect of accounting changes is not shown on the Statement, then Adjusted Net Income will mean net income as shown on the Statement. Receipt of bonuses paid from this Plan can be deferred until a later date or retirement. Such deferred bonuses may be invested under the Pfizer Inc. Deferred Compensation Plan in either a Pfizer unit fund (shares plus reinvested dividends) or a fund earning 120% of the federal long-term rate. As of December 31, 2003, this rate was 5.99%.

2001 Stock and Incentive Plan

Under the 2001 Stock and Incentive Plan, our employees may be granted stock options, stock awards (including restricted stock awards) or performance-based stock awards, as a result of either a general grant or an award based on having met certain performance criteria. Where an employee also is an elected corporate officer, the performance criteria are determined by the Compensation Committee. Our non-employee Directors are not eligible to participate in this Plan.

This 2001 Stock and Incentive Plan will be replaced by the 2004 Pfizer Inc. Stock Plan, as described in Item 3 of this Proxy Statement, if the 2004 Plan is approved by our shareholders at our Annual Meeting, and no further options or awards will be granted under this 2001 Plan. However, outstanding awards and options granted under this 2001 Plan, or under our previous Stock and Incentive Plan, will continue to vest, and the options may be exercised, after the 2004 Plan is in effect.

Warner-Lambert Incentive Compensation Plan

The Warner-Lambert Incentive Compensation Plan provides for, among other things, deferral of annual incentive awards for certain executives of the former Warner-Lambert Company. The deferral amounts earn interest at the prime rate plus 2% annually. For 2003, this equaled 6.121%. This deferral opportunity has been continued for a period of time following the merger with the Warner-Lambert Company as a result of contractual obligations.

Warner-Lambert Company 1996 Stock Plan

Under the Warner-Lambert 1996 Stock Plan, as a result of our merger with Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000, became immediately exercisable or vested.

Under this Plan, the Directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert Common Stock Equivalent Account (the Equivalent Account). That Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert Directors—Messrs. Burt, Gray, Howell, and Lorch—who joined our Board after the merger had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this Plan. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock units. These units will be payable in Pfizer common stock at various times in accordance with the individual’s election. These units are described in footnote 1 to the table entitled “Securities Ownership of Officers and Directors.”

Pfizer Savings Plan

Under the Pfizer Savings Plan (the Savings Plan), a tax-qualified retirement savings plan, participating employees may contribute up to 20 percent of compensation on a before-tax basis, or 15 percent of compensation on an after-tax basis, into their Savings Plan accounts. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first three percent of their regular earnings and fifty cents for each additional dollar contributed on the next three percent of their regular earnings. Our matching contributions generally are invested solely in our common stock. However, participants who are age 55 or older, with ten or more years of service, may diversify portions of their matching contributions.

Effective for 2004, the Savings Plan limits the additions that can be made to a participating employee’s account to $41,000 per year. “Additions” include our matching contributions, before-tax contributions made by us at the request of the participating employee under Section 401(k) of the Internal Revenue Code, and employee after-tax contributions.

Of those additions, the current maximum before-tax contribution is $13,000 per year (or $16,000 per year for certain participants age 50 and over). In addition, no more than $205,000 of annual compensation may be taken into account in computing benefits under the Savings Plan.

We have a Supplemental Savings Plan to pay out of general assets an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $205,000 limitation on earnings, would have been allocated to an employee’s account as before-tax contributions, our matching contributions and the amount actually allocated under the Savings Plan.

In certain circumstances, we fund trusts established to secure obligations to make payments under the Supplemental Plan.

Amounts deferred, if any, under the Pfizer Savings Plan and the related Supplemental Plan by the Named Executive Officers are included in the “Salary” and “Bonus” columns of the Summary Compensation Table. Our matching contributions allocated to the Named Executive Officers under the Pfizer Savings Plan and the related Supplemental Plan are shown in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Severance Agreements

Employment Agreements

Chief Executive Officer

In 2001, we entered into an employment agreement with Dr. McKinnell that provides for his employment as Chief Executive Officer of the Company through February 29, 2008. Dr. McKinnell’s agreement provides that he will receive an annual base salary of at least $1,350,000, and will be eligible to receive an incentive bonus in accordance with the guidelines established by the Compensation Committee, as well as to participate in our executive benefit and incentive plans (including stock-based plans).

Under the terms of the agreement, if Dr. McKinnell’s employment is terminated by reason of death, disability or retirement, he is entitled to receive (a) a payment equal to his base salary through the date of termination to the extent not already paid, (b) a prorated portion of his incentive bonus based on his prior year’s incentive bonus, (c) his actual earned incentive bonus for any period not already paid, (d) amounts to which he is entitled under our benefit plans, (e) vesting of outstanding unvested stock options and other equity-based awards, and (f) continued coverage in our health benefit plans. If Dr. McKinnell’s employment is terminated by the Company without cause or by Dr. McKinnell for good reason (as defined in the agreement), he is entitled to receive (a) a payment equal to his base salary earned but unpaid through the date of termination, a prorated portion of his incentive bonus based on the prior year’s incentive bonus, and any incentive bonus amount earned but not yet paid, (b) a payment equal to his annual base salary plus the most recent year’s incentive bonus multiplied by the greater of (i) two or (ii) the number of years remaining on the contract, (c) vesting of outstanding stock options and equity-based awards, (d) benefits under all plans for a period of two years following termination, as well as vesting of all awards under the plans, and (e) continued coverage in the Company’s health benefit plans.

If any payment or distribution by the Company to Dr. McKinnell is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to receive from the Company a payment on an after-tax basis equal to the federal, state and local income and excise taxes imposed, and any penalties and interest. The agreement also contains provisions that restrict Dr. McKinnell’s ability to engage in any business that is competitive with the Company’s business for a period of one year following his retirement or termination for cause or without good reason or to solicit Company employees for a period of two years following such retirement or termination.

General Counsel

In 2002, we entered into an agreement with Mr. Kindler in connection with his employment as our General Counsel.

Under the terms of the agreement, if at any time before January 1, 2005, Mr. Kindler’s employment is terminated by the Company without cause or by Mr. Kindler for good reason (as those terms are defined in the agreement), Mr. Kindler will be entitled to receive a lump sum payment equal to the sum of: (a) his base salary, earned but unpaid, through the date of termination; and (b) a prorated portion of his Annual Incentive Compensation. Annual Incentive Compensation is defined to mean the greater of (x) the amount of the annual incentive award, if any, paid to Mr. Kindler for the year immediately preceding the year in which the termination occurs or (y) the target amount of his annual incentive award for the year in which termination occurs. In addition, he will be entitled to receive a lump sum amount equal to (a) one full year’s base salary, plus (b) his Annual Incentive Compensation, as previously defined.

The benefits provided under this agreement will be reduced by any benefits payable to Mr. Kindler as a result of termination of his employment following a change in control of the Company that occurs during the term of this agreement.

Severance Agreements

We have entered into severance agreements with our elected corporate officers, including each of the Named Executive Officers. The agreements continue through September 30 of each year, and provide that they are to be automatically extended in one-year increments unless we give prior notice of termination.

These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following such a change in control, the executive officer is terminated for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the greater of (i) the executive officer’s base amount, as defined in the agreements or (ii) the sum of the executive officer’s (a) base salary in effect at the time of termination and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs. The severance payment generally would be made in the form of a lump sum.

In addition, in the event of such a termination following a change in control, under the agreements each executive officer would receive a payout of all outstanding Performance-Contingent Share Awards that had been granted prior to the date of termination at the maximum amounts that could have been earned pursuant to the awards, along with all shares earned but deferred in accordance with the deferral feature of the Performance-Contingent Share Award Plan and its predecessor Program. The executive officer also would receive a benefit payable from our general funds calculated using the benefit calculation provisions of our Retirement Annuity Plan and our unfunded Supplemental Retirement Plan with the following additional features:

•	the executive officer would receive credit for an additional three years of service and compensation for purposes of calculating such benefit;
•	the benefit would commence at age 55 (or upon the date of termination, if the executive officer is then over age 55) and for this purpose, three years would be added to the executive officer’s age;
•	such benefit would be further determined without any reduction on account of its receipt prior to age 65; and
•	such benefit would be offset by any amounts otherwise payable under our Retirement Annuity Plan and unfunded Supplemental Retirement Plan.

The executive officer would also become vested in all other benefits available to our retirees. All restrictions on restricted stock awarded to such executive officer would lapse and all unvested options granted to such executive officer would vest and become exercisable for the remainder of the term of the option.

If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of our voting securities;
•	a majority of our Directors are replaced during a two-year period; or
•	shareholders approve certain mergers, or a liquidation or sale of our assets.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, we will “gross up” the executive officer’s compensation for all federal, state and local income and excise taxes and any penalties and interest.

In certain circumstances, we fund trusts established to secure our obligations to make payments under the severance agreements in advance of the time payment is due.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2005 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, NY 10017-5755 by November 13, 2004. The proposal should be sent to the attention of the Secretary of the Company.

Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2005 Annual Meeting no later than:

•	60 days in advance of the 2005 Annual Meeting if it is being held within 30 days preceding the anniversary date (April 22, 2004) of this year’s meeting; or
•	90 days in advance of the meeting if it is being held on or after the anniversary date of this year’s meeting.

For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

Our Annual Meeting of Shareholders is generally held on the fourth Thursday of April. Assuming that our 2005 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 22, 2005. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination must contain the following information about the nominee:

•	name;
•	age;
•	business and residence addresses;
•	principal occupation or employment;
•	the number of shares of common stock beneficially owned by the nominee;
•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director; and
•	a signed consent of the nominee to serve as a Director of the Company, if elected.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;
•	the shareholder’s name and address as they appear on our records;
•	the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate); and
•	any material interest of the shareholder in such business.

The Board is not aware of any matters that are expected to come before the 2004 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States.

By order of the Board of Directors,

Margaret M. Foran
Vice President—Corporate Governance
and Secretary
March 12, 2004

ANNEX 1

Director Qualification Standards

Determination of Independence

To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. These determinations will be made public annually prior to the directors standing for election to the Board. Except as otherwise noted below, the “Company” includes Pfizer Inc. and its consolidated subsidiaries. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	In no event will a director be considered “independent” if, within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company as an executive officer; (iii) the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company); (iv) the director was affiliated with or employed by the Company’s independent auditor; (v) an immediate family member of the director was affiliated with or employed by the Company’s independent auditor as a partner, principal, manager, or in any other professional capacity; or (vi) an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

2.	Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors, and may not be affiliated persons of the Company. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other in-kind consideration ordinarily available to directors, and fixed amounts of compensation for prior service with the Company.

3.	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is an executive officer or employee, or an immediate family member of a director of the Company is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the company the director or the director’s immediate family member serves as an executive officer or employee, as applicable; or (ii) if a director or an immediate family member of a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

4.	The following not for profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not for profit organization, and the Company’s, or the Pfizer Foundation’s discretionary charitable contributions to the organization, in the aggregate, are less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues.

5.	Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors

i

meet the categorical independence tests described in paragraphs 3. and 4. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 3. (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 4., is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 3 or 4.

6.	The Company will not make any personal loans or extensions of credit to directors or executive officers.

7.	To help maintain the independence of the Board, all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

ANNEX 2

Charter
Audit Committee

Status

The Audit Committee is a committee of the Board of Directors.

Membership

The Audit Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.

Purpose

The Audit Committee shall represent and assist the Board of Directors with the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of the Company’s internal audit function and the independent auditor. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities

1.	Select and retain (subject to approval by the Company’s stockholders), and terminate when appropriate, the independent auditor, set the independent auditor’s compensation, oversee the work of the independent auditor and pre-approve all audit services to be provided by the independent auditor.

2.	Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted audit and non-audit services.

3.	At least annually, receive and review: (a) a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board (PCAOB) review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditor.

4.	At least annually, consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence, and obtain and review a report from the independent auditor describing all relationships between the auditor and the Company.

5.	Review with the independent auditor: (a) the scope and results of the audit; (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

6.	Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the Internal Audit Department.

7.	Review with the independent auditor, the Company’s Internal Audit Department, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

8.	Review with management and the independent auditor the annual and quarterly financial statements of the Company, including: (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; and (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements.

9.	Recommend to the Board of Directors, based on the review described in paragraphs 4 and 8 above, whether the financial statements should be included in the annual report on Form 10-K.

10.	Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies (this function may be performed by the Chair or the full Committee).

11.	Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

12.	Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

13.	Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

14.	Establish policies for the hiring of employees and former employees of the outside auditor.

15.	Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee, and receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors.

16.	Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter.

Meetings

The Audit Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent auditor. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

Report

The Audit Committee shall prepare a report each year for inclusion in the Company’s proxy statement relating to the election of directors.

v

ANNEX 3

Charter
Corporate Governance Committee

Status

The Corporate Governance Committee is a committee of the Board of Directors.

Membership

The Corporate Governance Committee shall consist of directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards.

Responsibilities

The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board. The Corporate Governance Committee may, at its sole discretion, engage director search firms and has the sole authority to approve the fees and other retention terms with respect to any such firms. The Corporate Governance Committee also has the authority, as necessary and appropriate, to consult with outside advisors to assist in their duties to the Company. This responsibility includes:

•	developing and recommending to the Board the criteria for Board membership; criteria should include, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment;
•	considering, recommending and recruiting candidates to fill new positions on the Board;
•	reviewing candidates recommended by shareholders;
•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and
•	recommending the Director nominees for approval by the Board and the shareholders.

The Committee’s additional functions are:

•	to consider questions of possible conflicts of interest of Board members and of our senior executives;
•	to monitor and recommend the functions of the various committees of the Board;
•	to recommend members of the committees;
•	to advise on changes in Board compensation;
•	to make recommendations on the structure of Board meetings;
•	to recommend matters for consideration by the Board;
•	to consider matters of corporate governance and to review, at least annually, our Corporate Governance Principles;
•	to consider, and review periodically, Director Qualification Standards;
•	to review, periodically, our policy regarding the adoption of a Shareholder Rights Plan;
•	to establish Director retirement policies;
•	to review the functions of the senior officers and to make recommendations on changes;
•	to review annually with the Chairman and Chief Executive Officer the job performance of elected corporate officers and other senior executives;
•	to review the outside activities of senior executives;
•	to review periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions;
•	to oversee the evaluation of the Board and its committees; and
•	to prepare an annual performance evaluation of the Corporate Governance Committee.

ANNEX 4

Charter
Compensation Committee

Status

The Compensation Committee is a committee of the Board of Directors.

Membership

The Compensation Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with the New York Stock Exchange listing standards. In addition, a person may serve on the Compensation Committee only if the Board of Directors determines that he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Purpose

The purposes of the Compensation Committee are (i) to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s CEO and other executives, and (ii) to produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Duties and Responsibilities

The Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for our elected officers. This responsibility includes:

(i)	evaluating the performance of the CEO and other elected officers in light of the approved performance goals and objectives;
(ii)	setting the compensation of the CEO and other elected officers based upon the evaluation of the performance of the CEO and the other elected officers, respectively;
(iii)	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans; and
(iv)	preparing an annual performance self-evaluation of the Compensation Committee.

In addition, the Compensation Committee:
(i)	administers the Company’s stock plans;
(ii)	determines and certifies the shares awarded under corporate performance-based plans;
(iii)	grants options and awards under the stock plans;
(iv)	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee; and
(v)	monitors compliance by officers with our program of required stock ownership.

In determining the long-term incentive component of the Company’s CEO and other elected officers, the Compensation Committee may consider: (i) the Company’s performance and relative shareholder return; and, (ii) the value of similar incentive awards to chief executive officers and elected officers at comparable companies.

The Compensation Committee may, in its sole discretion, employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO or other elected officers. The Compensation Committee shall have the sole authority to approve the fees and other retention terms with respect to such a compensation consultant. The Compensation Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

Meetings

The Compensation Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities.

ANNEX 5

Charter
Science and Technology Committee

Status

The Science and Technology Committee is a committee of the Board of Directors.

Purpose

The Science and Technology Committee shall periodically examine management’s direction and investment in the Company’s pharmaceutical research and development and technology initiatives. The Committee will function as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives.

Membership

The Science and Technology Committee shall consist of three or more directors. At least one member of the Committee shall, in the judgment of the Board of Directors, have scientific research expertise. The Committee may engage external consultants, providing a broad range of expertise in both basic and clinical sciences, as well as technologies. Their individual service will extend for a one-year term, renewable at the discretion of the Science and Technology Committee of the Board.

Responsibilities

The Science and Technology Committee may meet privately with independent consultants and be free to speak directly and independently with any members of management in discharging its responsibilities.

The Committee shall meet at such times as it deems to be necessary or appropriate, but not less than twice each year, and shall report at the next Board meeting following each such committee meeting.

The Committee will conduct an annual evaluation of its effectiveness, to determine if the purpose and responsibilities are consistent with the guidelines of the Charter of the Science and Technology Committee, and are clearly aligned with the Company’s strategic science and technology research goals and objectives.

In addition, the Committee will:

•	review, evaluate and report to the Board of Directors regarding performance of the research leaders in achieving the long-term strategic goals and objectives and the quality and direction of the Company’s pharmaceutical research and development programs.
•	identify and discuss significant emerging science and technology issues and trends.
•	determine whether there is sufficient and ongoing external review from world-class experts across both research and development, pertaining to the Company’s therapeutic areas.
•	review the Company’s approaches to acquiring and maintaining a range of distinct technology positions (including, but not limited to, contracts, grants, collaborative efforts, alliances and venture capital).
•	evaluate the soundness/risks associated with the technology in which the Company is investing its research and development efforts.
•	periodically review the Company’s overall patent strategies.

ANNEX 6

Pfizer Inc. 2004 Stock Plan

SECTION 1. PURPOSE The purpose of the Pfizer Inc. 2004 Stock Plan (“the Plan”) is to furnish a material incentive to employees and non-employee Directors of the Company and its subsidiaries by making available to them the benefits of a larger common stock ownership in the Company through stock options and awards. It is believed that these increased incentives stimulate the efforts of employees and non-employee Directors towards the continued success of the Company and its affiliates, as well as assist in the recruitment of new employees and non-employee Directors.

SECTION 2. DEFINITIONS As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, dividend equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares granted pursuant to the provisions of the Plan.
(c)	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which in the sole and absolute discretion of the Committee may, but need not, be signed or acknowledged by the Company and the Participant.
(d)	“Board” shall mean the Board of Directors of the Company.
(e)	“Change in Control” shall mean the occurrence of any of the following events: (i) at any time during the initial two-year period following the Effective Date or during each subsequent Renewal Term, as the case may be, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who either were directors at the beginning of such initial two-year period or subsequent Renewal Term, as the case may be, or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act, except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of Shares having 20% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company (other than a conversion into shares of voting common stock of the successor corporation or a holding company thereof representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation) or other securities (of either the Company or another company) or cash or other property; or (iv) the sale of all, or substantially all, of the Company’s assets occurs; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company.

(f)	“Change in Control Price” means, with respect to a Share, the higher of (A) the highest reported sales price, regular way, of such Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such Shares are listed or on the Nasdaq National Market during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a corporate transaction, the highest price per such Share paid in such tender or exchange offer or corporate transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be the Fair Market Value of such Share on the date such Incentive Stock Option or Stock Appreciation Right is exercised or deemed exercised pursuant to Section 11(b). To the extent the consideration paid in any such transaction described above consists in full or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.
(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(h)	“Committee” shall mean the Compensation Committee of the Board or such other persons or committee to which it has delegated any authority, as may be appropriate. A person may serve on the Compensation Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code.
(i)	“Company” shall mean Pfizer Inc., a Delaware corporation.
(j)	“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.
(k)	“Director” shall mean a member of the Board.
(l)	“Effective Date” shall mean April 22, 2004, the date this Plan is effective.
(m)	“Employee” shall mean any employee of the Company or any Affiliate. For any and all purposes under this Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority.
Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.
(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(o)	“Fair Market Value” shall mean, with respect to Shares, as of any date, the average of the high and low trading prices for the Shares as reported on the New York Stock Exchange for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported, unless otherwise determined by the Committee.
(p)	“Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

x

(q)	“Nonqualified Stock Option” shall mean either an Option granted under Section 6 that is not intended to be an Incentive Stock Option or an Incentive Stock Option that has been disqualified.
(r)	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
(s)	“Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10.
(t)	“Participant” shall mean an Employee or a non-employee member of the Board who is selected by the Committee or the Board from time to time in their sole discretion to receive an Award under the Plan.
(u)	“Performance Award” shall mean any Award of Performance Shares granted pursuant to Section 9.
(v)	“Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
(w)	“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
(x)	“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
(y)	“Renewal Term” shall mean the two-year period beginning on the second anniversary of the Effective Date and each successive two-year period thereafter.
(z)	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
(aa)	“Restricted Stock Award” shall mean an award of Restricted Stock under Section 8.
(bb)	“Shares” shall mean the shares of common stock of the Company.
(cc)	“Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in connection with an adjustment provided in Section 4(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(dd)	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

SECTION 3. ADMINISTRATION The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Shares to be covered by or relating to each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (f) determine whether, to what extent, and under what circumstances payment of cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code. The decisions of the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan and any grant made under it. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan and Awards under the Plan, including the right to construe disputed or doubtful Plan or Award terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

SECTION 4. SHARES SUBJECT TO THE PLAN

(a)	Subject to adjustment as provided in Section 4(c), a total of four hundred seventy-five million (475,000,000) Shares shall be authorized for issuance pursuant to Awards granted under the Plan. Any Shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the four hundred seventy-five million limit described above as three (3) Shares for every one Share issued in connection with such Award or by which the Award is valued by reference. No Participant under this Plan shall be granted Options, Stock Appreciation Rights or other Awards (counted, as described above, as three

(3) Shares awarded for every one Share issued in connection with such Award or by which the Award is valued by reference) in any calendar year covering more than three million (3,000,000) Shares, and no Award will be granted to any Participant who owns more than ten percent of the stock of the Company within the meaning of Section 422 of the Code.
(b)	Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.
(c)	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an Incentive Stock Option which would constitute a modification within the meaning of Section 424(h)(3) of the Code.
(d)	Any Shares that are not purchased or awarded under an Award that has terminated or lapsed, either by its terms or pursuant to the exercise, in whole or in part, of an Award granted under the Plan may be used for the further grant of Awards.

SECTION 5. ELIGIBILITY Any Employee or non-employee Director shall be eligible to be selected as a Participant; provided, however, that Incentive Stock Options shall only be awarded to Employees of the Company, or a parent or subsidiary, within the meaning of Section 422 of the Code. Notwithstanding any provision in this Plan to the contrary, the Board shall have the authority, in its sole and absolute discretion, to select non-employee members of the Board as Participants who are eligible to receive Awards other than Incentive Stock Options under the Plan. The Board shall set the terms of any such Awards in its sole and absolute discretion, and the Board shall be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to Employees.

SECTION 6. STOCK OPTIONS Options may be granted hereunder to any Participant, either alone or in addition to other Awards granted under the Plan and shall be subject to the following terms and conditions:

(a)	Option Price. The option price per Share shall be not less than the Fair Market Value of the Shares on the date the Option is granted.
(b)	Number of Shares. The Option shall state the number of Shares covered thereby.
(c)	Exercise of Option. Unless otherwise determined by the Committee, an Option will be deemed exercised by the optionee, or in the event of death, an option shall be deemed exercised by the estate of the optionee, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, upon delivery of (i) a notice of exercise to the Company or its representative, or by using other methods of notice as the Committee shall adopt, and (ii) accompanying payment of the option price in accordance with any restrictions as the Committee shall adopt. The notice of exercise, once delivered, shall be irrevocable. Notwithstanding the above, and unless the Committee determines otherwise, in the event that (i) an optionee dies, (ii) his representative has a right to exercise an Option, (iii) the Option is not exercised by the last day on which it is exercisable, and (iv) the option price per share is below the Fair Market Value of a Share on such date, the Option shall be deemed exercised on such date via a cashless exercise procedure and the resulting proceeds net of any required tax withholding shall be paid to the representative.
(d)	Term of Option. The Committee shall determine the option exercise period of each Option. The period for Incentive Stock Options shall not exceed ten years from the grant date. A Nonqualified Stock Option may be exercisable for a period of up to ten years and six months so as to conform with or take advantage of governmental requirements, statutes or regulations.
(e)	First Exercisable Date. Subject to Section 11, no Option may be exercised during the first year of its term or such longer period as may be specified in the Option; provided, however, that the Committee may in its discretion make any Options that are not yet exercisable immediately exercisable.
(f)	Termination of Option. All Options shall terminate upon their expiration, their surrender, upon breach by the optionee of any provisions of the Option, or in accordance with any other rules and procedures incorporated into the terms and conditions governing the Options as the Committee shall deem advisable or appropriate.
(g)	Incorporation by Reference. The Option shall contain a provision that all the applicable terms and conditions of this Plan are incorporated by reference therein.
(h)	Other Provisions. The Option shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. In addition, Incentive Stock Options shall contain such other provisions as may be necessary to meet the requirements of the Code and the Treasury Department rulings and regulations issued thereunder with respect to Incentive Stock Options.

SECTION 7. STOCK APPRECIATION RIGHTS Stock Appreciation Rights may be granted hereunder to any Participant, either alone (“freestanding”) or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonqualified Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such terms and conditions or restrictions on the exercise of any Stock Appreciation Right, as it shall deem advisable or appropriate; provided that a freestanding Stock Appreciation Right shall not have an exercise price less than Fair Market Value of a Share on the date of grant or a term of greater than ten years.

SECTION 8. RESTRICTED STOCK

(a)	Issuance. A Restricted Stock Award shall be subject to restrictions imposed by the Committee at the time of grant for a period of time specified by the

Committee (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Any Restricted Stock grant shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. Except for certain limited situations, Restricted Stock Awards shall have a Restriction Period of not less than three years from the date of grant.
(b)	Registration. Any Restricted Stock issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of Shares of Restricted Stock awarded under the Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.

SECTION 9. PERFORMANCE AWARDS

Performance Awards may be paid in cash, Shares, other property, or any combination thereof, and may be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as set forth, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis. The Committee may designate whether any Performance Award, either alone or in addition to other Awards granted under the Plan, being granted to any Employee is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m), and shall be issued in accordance with Section 12.

SECTION 10. OTHER STOCK UNIT AWARDS

(a)	Stock and Administration. Awards that are valued by reference to, or are otherwise based on, Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property, as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Any Other Stock Unit Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. Unless the Committee determines otherwise to address specific considerations, Other Stock Unit Awards granted to Employees shall have a vesting period of not less than one year.
(b)	Other Provisions. Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

SECTION 11. CHANGE IN CONTROL PROVISIONS

(a)	Unless the Committee or Board shall determine otherwise at the time of grant with respect to a particular Award, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without cause (as determined by the Committee or Board in its sole discretion) during the 24-month period following a Change in Control:
	(i)	any Options and Stock Appreciation Rights outstanding, and which are not then exercisable and vested, shall become immediately fully vested and exercisable;
	(ii)	the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall immediately become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;
	(iii)	all Performance Awards shall be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; and
	(iv)	the restrictions and deferral limitations and other conditions applicable to any other Stock Unit Awards or any other Awards shall immediately lapse, and any such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
(b)	Change in Control Cash Out. Notwithstanding any other provision of the Plan, in the event of a Change in Control the Committee or Board may, in its discretion, provide that each Option or Stock Appreciation Right shall, upon the occurrence of a Change in Control, be cancelled in exchange for a cash payment to be made within 60 days of the Change in Control in an amount equal to the amount by which the Change in Control Price per Share exceeds the purchase price per Share under the Option or Stock Appreciation Right (the “spread”) multiplied by the number of Shares granted under the Option or Stock Appreciation Right.

SECTION 12. CODE SECTION 162(m) PROVISIONS

(a)	Notwithstanding any other provision of the Plan if the Committee determines at the time, a Performance Award is granted to a Participant who is then an officer that such Participant is, or is likely to be as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award.
(b)	If a Performance Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return or economic value added of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the

Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.
(c)	Notwithstanding any provision of the Plan other than Section 11, with respect to any Performance Award that is subject to this Section 12, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant, or under such other conditions where such waiver will not jeopardize the treatment of other Awards under this Section as “performance-based compensation” under Section 162(m) of the Code.
(d)	The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 13. AMENDMENTS AND TERMINATION The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (a) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, (b) the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award or (c) approval of the holders of a majority of the outstanding Common Stock with respect to any alteration or amendment to the Plan which increases the maximum number of shares of Common Stock which may be issued under the Plan or the number of shares of such stock which may be issued to any one participant, extends the term of the Plan or of options granted thereunder, changes the eligibility criteria in Section 5, or reduces the option price below that now provided for in the Plan.

The Committee may delegate to another committee, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which such other committee deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee may make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (a) materially impair the rights of any Participant without his or her consent or (b) except for adjustments made pursuant to Section 4(c) or in connection with Substitute Awards, reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel or amend outstanding Options or Stock Appreciation Rights for the purpose of repricing, replacing or regranting such Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 4(c) shall not be subject to these restrictions.

SECTION 14. DIVIDENDS Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

SECTION 15. GENERAL PROVISIONS

(a)	An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee; provided that the Committee, in its sole discretion, may permit additional transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.
(b)	No Employee shall have the right to be selected to receive an Option or other Award under this Plan or, having been so selected, to be selected to receive a future Award grant or Option. Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Company or any Affiliate and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any Affiliate for severance payments. The Awards under this Plan are not intended to be treated as compensation for any purpose under any other Company plan.
(c)	No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
(d)	The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have accepted any Award Agreement or other instrument evidencing the Award.
(e)	Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate an Employee’s employment or Participant’s service at any time, with or without cause.
(f)	All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g)	No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(h)	Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.
(i)	The Company and its Affiliates shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (to the extent the Participant has owned the surrendered shares for less than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award.
(j)	Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
(k)	Any Award shall contain a provision that it may not be exercised at a time when the exercise thereof or the issuance of shares thereunder would constitute a violation of any federal or state law or listing requirements of the New York Stock Exchange for such shares or a violation of any foreign jurisdiction where Awards are or will be granted under the Plan. The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.
(l)	If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(m)	Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
(n)	If approved by the Committee in its sole discretion, an Employee’s absence or leave because of military or governmental service, disability or other reason shall not be considered an interruption of employment for any purpose under the Plan.

SECTION 16. TERM OF PLAN The Plan shall terminate on the tenth anniversary of the Effective Date, unless sooner terminated by the Board pursuant to Section 13.

SECTION 17. COMPLIANCE WITH SECTION 16 With respect to Participants subject to Section 16 of the Exchange Act (“Members”), transactions under the Plan are intended to comply with all applicable conditions of Rule

16b-3 or its successors under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to such Members that is included solely for purposes of complying with Rule 16b-3 is not required in order to bring a transaction by such Member in compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee. To the extent any provision in the Plan or action by the Committee involving such Members is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Members, to the extent permitted by law and deemed advisable by the Committee.

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Directions to Ritz-Carlton Hotel

100 Carondelet Plaza
St. Louis, Missouri 63105

From Points East or West (Interstate 40)

• Follow Interstate 64/40 East or West to the Hanley Road exit.

• Travel North on Hanley for approximately 1.2 miles.

• Pass under the highway overpass (Forest Park Parkway) and turn right at the third traffic light onto Carondelet Plaza.

• The hotel is directly in front of you. Follow the traffic circle to the entrance.

From Points North (Interstate 70 East to 170 South)

• Follow Interstate 70 East to Interstate 170 South.

• Travel approximately 7 miles to the Forest Park Parkway exit.

• Proceed East on Forest Park Parkway for approximately 1.5 miles to the Forsythe Blvd. exit.

• Turn left on Forsythe Blvd.

• Turn left at the next traffic light onto Carondelet Plaza.

• The hotel is on your left. Follow the traffic circle to the entrance.

From Points South or North (Interstate 270)

• Follow Interstate 270 to Interstate 64/40 East.

• Exit on to Hanley Road North.

• Proceed North on Hanley for approximately 1.2 miles.

• Pass under the highway overpass (Forest Park Parkway) and turn right at the third traffic light onto Carondelet Plaza.

• The hotel is directly in front of you. Follow the traffic circle to the entrance.

From St. Louis Lambert International Airport

• From Lambert International Airport, take Interstate 70 East and follow “From Points North” directions above.

Life is our life's work

Pfizer Inc

235 East 42nd Street

New York, NY 10017-5755

212 573 2323

www.pfizer.com

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

© Pfizer, 2004. All rights reserved.

x	Please mark your	2649
vote with an X.

The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.								The Board of Directors recommends a vote “AGAINST” Items 4, 5, 6, 7, 8, 9 and 10.

								FOR	AGAINST	ABSTAIN
					NOMINEES			4. Shareholder Proposal
	FOR	WITHHELD	(Vote		01. Michael S.Brown	09. George A. Lorch		Requesting Review of the
1.	Election of		WITHHELD		02. M. Anthony Burns	10. Henry A. McKinnell		Economic Effects of the
	Directors.		from all		03. Robert N. Burt	11. Dana G. Mead		HIV/AIDS, TB and Malaria
	(Mark ONE		nominees:)		04. W. Don Cornwell	12. Franklin D. Raines		Pandemics on the Company’s
	box only)				05. William H. Gray III	13. Ruth J. Simmons		Business Strategy.
					06. Constance J. Horner	14. William C. Steere, Jr.
FOR all nominees, except vote withheld from the following nominees (if any):					07. William R. Howell	15. Jean-Paul Vallès		5. Shareholder Proposal Relating
					08. Stanley O. Ikenberry			to Political Contributions.

6. Shareholder Proposal Relating
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	to an Annual Report on
2.	A proposal to			3.	A proposal to			Corporate Resources Devoted
	approve the				approve the			to Supporting Political Entities
	appointment of				Pfizer Inc. 2004			or Candidates.
	KPMG LLP as				Stock Plan.
	independent							7. Shareholder Proposal Seeking
	auditor for 2004.							to Impose Term Limits on
Directors.

8. Shareholder Proposal
Requesting a Report on
Increasing Access to Pfizer
Products.

9. Shareholder Proposal on Stock
Options.

10. Shareholder Proposal on In
Vitro Testing.

SPECIAL ACTIONS
Comments on reverse side

Change of Address

SIGNATURE(S) ________________________________________________________________ DATE ___________
NOTE: IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY,
PLEASE SIGN NAME AND TITLE.

...

/\ FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL /\

\/ READ INSTRUCTIONS BELOW IF YOU ARE VOTING BY INTERNET OR TELEPHONE \/

VOTE YOUR PFIZER SHARES

Dear Pfizer Shareholder:

Your vote is important! We encourage you to vote promptly, and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

Vote on the Internet:	Go to www.eproxyvote.com/pfe and follow the prompts.
Vote by Telephone:	Call 1-877-PRX-VOTE (1-877-779-8683). Outside the U.S., Canada and Puerto Rico call 201-536-8073.

(If you vote on the Internet or by telephone, please do not mail your proxy card.)

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send all future proxy voting materials to you by e–mail, along with a link to the Pfizer proxy voting site. To register for electronic delivery of future proxy materials, go to www.econsent.com/pfe and follow the prompts.

P R O X Y

PFIZER INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Henry A. McKinnell, Margaret M. Foran and Jeffrey B. Kindler, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on February 27, 2004, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Savings Plan, the Pharmacia Savings Plan, any other Employer Benefit Plan in which shares are held, and the Pfizer Inc. Employee Benefit Trust, at the Annual Meeting of Shareholders to be held on April 22, 2004 at 10:00 a.m. Central Standard Time at The Ritz-Carlton, 100 Carondelet Plaza, St. Louis, Missouri 63105, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM,THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 THROUGH 10 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

/\ PLEASE FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL /\

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

ADMISSION TICKET

PFIZER INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 22, 2004
10:00 a.m. CST
The Ritz-Carlton
100 Carondelet Plaza
St. Louis, Missouri 63105

Shareholders will be admitted to the Annual Meeting beginning at
9:00 a.m. CST. If you wish to attend, please plan to arrive early since seating will be limited. Please see the inside back cover of the
Proxy Statement for directions.